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                                                                   Exhibit 2.1


                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG

                        VLASIC FOODS INTERNATIONAL INC.,

                            MONEY'S FOODS (U.S.) LTD.

                                       AND

                             MONEY'S MUSHROOMS LTD.




                                DECEMBER 17, 1999
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                                TABLE OF CONTENTS


Section                                                               Page
-------                                                               ----
1.       Definitions................................................   1

2.       The Purchase and Sale of the Shares........................  11
         2.1      The Purchase and Sale of the Shares...............  11
         2.2      Closing...........................................  11
         2.3      Closing Deliveries................................  11
         2.4      Post-Closing Adjustment...........................  12
         2.5      Deposit...........................................  13
         2.6      Escrow............................................  13


3.       Representations and Warranties of the Seller...............  15
         3.1      Corporate.........................................  15
         3.2      Authorization.....................................  15
         3.3      Validity of Contemplated Transactions.............  16
         3.4      Capitalization and Stock Ownership................  16
         3.5      Financial Statements..............................  17
         3.6      Title to Assets and Related Matters...............  17
         3.7      Real Property.....................................  18
         3.8      Accounts Receivable...............................  20
         3.9      Inventory.........................................  20
         3.10     Absence of Undisclosed Liabilities................  20
         3.11     Taxes.............................................  20
         3.12     Subsidiaries......................................  21
         3.13     Legal Proceedings and Compliance with Law.........  21
         3.14     Contracts.........................................  22
         3.15     Insurance.........................................  23
         3.16     Intellectual Property.............................  24
         3.17     Year 2000 Compliance Matters......................  25
         3.18     Employee Relations................................  25
         3.19     ERISA.............................................  26
         3.20     Corporate Records.................................  28
         3.21     Absence of Certain Changes........................  28
         3.22     Previous Sales; Warranties........................  29
         3.23     Customers and Suppliers...........................  29
         3.24     Finder's Fees.....................................  29
         3.25     Additional Information............................  29
         3.26     Environmental Matters.............................  30

4.       Representations and Warranties of the Buyer................  31
         4.1      Corporate.........................................  31
         4.2      Authorization.....................................  31


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         4.3      Validity of Contemplated Transactions.............  31
         4.4      Finder's Fees.....................................  32
         4.5      Litigation........................................  32
         4.6      Financing.........................................  32
         4.7      Supply Agreement..................................  32


5.       Mutual Covenants...........................................  32
         5.1      Fulfillment of Conditions.........................  32
         5.2      Consents..........................................  32
         5.3      HSR Filing........................................  33
         5.4      Disclosure of Certain Matters.....................  33
         5.5      Public Announcements..............................  34
         5.6      Expenses..........................................  34

6.       Covenants of the Parties...................................  34
         6.1      Restricted Actions................................  34
         6.2      Access............................................  35
         6.3      Subsequent Financial Information..................  35
         6.4      Acquisition Proposals.............................  35
         6.5      Competition and Confidentiality...................  36
         6.6      Tax Matters.......................................  37
         6.7      Confidentiality...................................  42
         6.8      Supply Agreement..................................  42
         6.9      Operation of the Buyer............................  42
         6.10     Nonsolicitation by the Buyer......................  42
         6.11     Collective Bargaining Agreements..................  43
         6.12     Certain Actions by Seller and Company.............  43
         6.13     Uncollected Accounts Receivable...................  43
         6.14     Collective Bargaining Negotiations................  44
         6.15     Transition Planning...............................  44
         6.16     Trademark License.................................  44
         6.17     Corporate Name Change.............................  45
         6.18     Completion of Environmental Due Diligence.........  45
         6.19     Employee Benefit Matters..........................  46
         6.20     Litigation........................................  47
         6.21     UPC...............................................  47
         6.22     Real Property Liens...............................  47
         6.23     Assignments.......................................  47
         6.24     Direction of the Company..........................  48
         6.25     Guaranty..........................................  48

7.       Conditions Precedent to the Buyer's Obligations............  48
         7.1      Representations True at Closing...................  48
         7.2      Performance of Covenants..........................  48
         7.3      Certificates......................................  48
         7.4      Litigation Affecting Closing......................  48
         7.5      Material Adverse Change...........................  48

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         7.6      Governmental Approvals............................  48
         7.7      Consents..........................................  48
         7.8      Legal Opinion.....................................  49
         7.9      Ancillary Documents...............................  49
         7.10     Company Documents.................................  49
         7.11     Assignment of Supply Agreement....................  49
         7.12     Release of Guarantees.............................  49
         7.13     Release - CSC-TIA.................................  49
         7.14     Resignations of Officers and Directors............  49
         7.15     Tax Opinion.......................................  49
         7.16     Seller Plans......................................  49
         7.17     Surveys and Title.................................  49

8.       Conditions Precedent to Obligations of the Seller..........  50
         8.1      Representations True at Closing...................  50
         8.2      Performance of Covenants..........................  50
         8.3      Certificates......................................  50
         8.4      Litigation Affecting Closing......................  50
         8.5      Governmental Approvals............................  50
         8.6      Legal Opinion.....................................  51
         8.7      Ancillary Documents...............................  51


9.       Indemnification............................................  51
         9.1      General Indemnification...........................  51
         9.2      Tax Indemnification...............................  52
         9.3      Environmental Indemnification.....................  53
         9.4      Procedure for Claims..............................  54
         9.5      Third Party Claims................................  56
         9.6      Effect of Investigation or Knowledge..............  57
         9.7      Conflicts.........................................  57

10.      Termination................................................  57
         10.1     Grounds for Termination...........................  57
         10.2     Effect of Termination.............................  58

11.      General....................................................  58
         11.1     Governing Law.....................................  58
         11.2     Further Assurances................................  58
         11.3     Binding Effect....................................  58
         11.4     Waivers...........................................  59
         11.5     Waiver of Jury Trial..............................  59
         11.6     Exhibits..........................................  59
         11.7     Entire Agreement..................................  59
         11.8     Notices...........................................  59
         11.9     Interpretation....................................  61
         11.10    Counterparts; Facsimile Signature.................  61


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For purposes of this Current Report on Form 8-K, the following exhibits have been omitted but will be supplied to the Securities and Exchange Commission upon request:

A               Schedule of Exceptions to Permitted Encumbrances
C               Form of Transitional Services Agreement
4.6             Financing Letters
6.1(a)          Employees-Seller
6.1(b)          Employees-Buyer
6.16            Vlasic Farms Marks
6.20            Assumed Litigation
7.7             Consents
7.15            Tax Opinion
7.15(a)         CSC Acknowledgment
7.17            Acreage

A separate Disclosure Schedule has also been omitted and will be supplied to the Securities and Exchange Commission upon request.



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                            STOCK PURCHASE AGREEMENT

         THIS AGREEMENT is made as of the 17th day of December 1999, by and among Money's Foods (U.S.) Ltd., a Washington corporation (the "Buyer"), Money's Mushrooms Ltd., a British Columbia corporation (the "Parent"), and Vlasic Foods International Inc., a New Jersey corporation (the "Seller"). Certain other terms are used herein as defined below in Section 1 or elsewhere in this Agreement.

                                   Background

         The Seller desires to sell to Buyer, and the Buyer desires to purchase from Seller, all of the outstanding capital stock of Vlasic Farms, Inc., an Ohio corporation (the "Company").

                                   WITNESSETH:

         In consideration of the mutual promises, representations and warranties, covenants, payments and actions herein provided, the parties hereto, each intending to be legally bound hereby, do agree as follows:

1.       Definitions.

         For convenience, certain terms used in this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both singular and plural forms of the terms defined).

         "Accounts Receivable" means, as of any date, any accounts receivable (billed or unbilled) and notes receivable.

         "Acquisition Proposal" is defined in Section 6.4(b).

         "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

         "Affiliates" means, with respect to a particular Party, any Persons controlling, controlled by or under common control with that Party, as well as any officers and directors of that Party and their immediate family members. For the purposes of the foregoing, ownership, directly or indirectly, of greater than 50% of the voting stock or other equity interest shall be deemed to constitute control. Notwithstanding the foregoing, neither Campbell Soup Company nor any of its subsidiaries shall be deemed to be an affiliate of Seller or the Company for any purpose of this Agreement.

         "Agreement" means this Agreement and the Exhibits and Disclosure Schedule attached hereto.

         "Annual Financial Statements" is defined in Section 3.5.



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         "Assets" means all of the assets of every kind and description, real and personal, tangible and intangible, that are owned by the Company.

         "Balance Sheet" is defined in Section 3.5.

         "Balance Sheet Date" is defined in Section 3.5.

         "Benefit Plan" means any (a) "employee benefit plan" as defined in
Section 3(3) of ERISA and (b) supplemental retirement, bonus, deferred compensation, severance, incentive plan, program or arrangement or other employee fringe benefit plan, program or arrangement.

         "Business" means the entire business and operations of the Company relating to the production and sale of fresh mushrooms and the other Products listed on Schedule A and the production of spawn and supplement relating thereto, but excluding the business and customer service functions which are being performed by Seller for the Company.

         "Business Day" means any day other than a Saturday or Sunday, or a day on which the banking institutions of the State of New Jersey are authorized or obligated by law or executive order to close.

         "Business Materials" is defined in Section 6.16(b).

         "Buyer" is defined above in the preamble.

         "Buyer Indemnified Party" is defined in Section 9.1(a).

         "CSC TIA" is defined in Section 9.2.

         "Charter Documents" means a Person's certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

         "Claim Notice" is defined in Section 9.4(a).

         "Closing" is defined in Section 2.2.

         "Closing Date" is the date on which the Closing is held.

         "Closing Statement" means the statement as of the Closing Date (or January 30, 2000 if the Closing Date is January 31, 2000) of Net Working Capital, Net Fixed Assets, non-current worker's compensation liabilities and non-current capitalized lease obligations of the Company which the Seller intends to produce from the pro-forma balance sheet prepared by the Seller. For the avoidance of any doubt, the pro-forma balance sheet will be composed of the accounts on the Company's Hyperion balance sheet with the addition of accounts for capitalized lease assets net


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of accumulated depreciation, capitalized lease obligations, capitalized interest and worker's compensation liability; and excluding the following accounts: cash in banks control lock box, Giorgio inventory swap, intercompany clearing accounts, VFI headquarters management fee, WIN bonus accrual, accrued US federal income taxes, accrued state income taxes, and re-engineering reserve. The Hyperion and the pro-forma balance sheets do not include pension, post-retirement benefit liabilities, medical claim liabilities and deferred income taxes.

         "Closing Value" is defined in Section 2.4(b).

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" is defined above in the preamble.

         "Concurrence Notice" is defined in Section 2.4(c).

         "Confidential Information" is defined in Section 6.5(b).

         "Contract" means any written or oral contract, agreement, lease, instrument, or other document or commitment that is binding on any Person or its property under any applicable Law.

         "Court Order" means any judgment, decree, injunction, order or ruling of any Governmental Authority that is binding on any person or its property under applicable Law.

         "Damages" is defined in Section 9.1(a).

         "Default" means (a) a breach, default or violation or (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or give rise to a right of termination or acceleration or a right to receive damages or a payment of penalties.

         "Deferred Tax Benefit" is defined in Section 2.4(b).

         "Deposit" is defined in Section 2.5.

         "Disclosure Schedule" is defined in Section 3.

         "Dispute Notice" is defined in Section 2.4(c).

         "Encumbrances" means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest, other than Permitted Encumbrances.

         "Environment" means all air, surface water, groundwater, or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.



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         "Environmental Claim" means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other written communication, whether criminal or civil (collectively, "Claims") pursuant to or relating to any applicable Environmental Law by any Person (including any Governmental Authority, private person and citizens' group) based upon, alleging, asserting, or claiming any actual or potential (a) violation of or Liability under any Environmental Law, (b) violation of any Environmental Permit prior to Closing or (c) Liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release into the Environment, of any Hazardous Materials at any location, including but not limited to any off-Site location to which Hazardous Materials or materials containing Hazardous Materials were sent for handling, storage, treatment, or disposal.

         "Environmental Clean-up Site" means any location which is listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state list of sites requiring investigation or cleanup.

         "Environmental Condition" means any condition or circumstance existing as of or prior to the Closing Date, including the presence of Hazardous Materials, whether created by the Seller, the Company or a third party, at or relating to any Site (a) caused by or relating to a violation of any Environmental Law, or (b) that gives rise to any civil or criminal Liability under any Environmental Law, and in either case of subparagraph (a) or (b) of this definition of "Environmental Condition," which is required to be compensated for, investigated, remediated, or corrected by any Governmental Authority with jurisdiction over such condition or circumstance and for which such Governmental Authority has issued a Court Order requiring such compensation, investigation, remediation, or correction. "Environmental Condition" shall not include any compensation, investigation, remediation, or correction given or undertaken by any Buyer Indemnified Party or any other Person not pursuant to a Court Order.

         "Environmental Law" means any and all applicable federal, state, local, provincial and foreign, civil and criminal laws, statutes, ordinances, orders, codes, rules, regulations, Environmental Permits, policies, guidance documents, judgments, decrees, injunctions, or agreements with any Governmental Authority, relating to the protection of the Environment, or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of Hazardous Materials, in existence as of the Closing Date, including the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Hazardous Material Transportation Act 49 U.S.C. Section 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. Section 136 et seq.; the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and the state analogies thereto, prior to the Closing Date; and any common law doctrine in existence as of the Closing Date, including but


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not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to a Hazardous Material.

         "Environmental Notice"  is defined in Section 2.6(a).

         "Environmental Permit" means any federal, state, local, provincial, or foreign permits, licenses, approvals, consents or authorizations required by any Governmental Authority under or in connection with any Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental Authority under any applicable Environmental Law.

         "Environmental Remedial Costs" means the total cost of remediating any condition or circumstance existing as of or prior to the Closing Date, including the presence of Hazardous Materials, whether created by the Seller, the Company or a third party, at or relating to any Site (a) caused by or relating to a violation of any Environmental Law or (b) that may give rise to any civil or criminal Liability under any Environmental Law, as identified in the Phase I Site Assessments or by the Buyer as a result of the Phase II Work. Environmental Remedial Costs shall be quantified by a qualified environmental consultant selected at the sole discretion of the Buyer and shall include a reasonably detailed description of the costs and work necessary to remedy any such condition or circumstances in accordance with the standards set forth in Section 9.3(c)(i) and (ii) of this Agreement.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor law.

         "ERISA Affiliate" means any Person that, together with the Seller, is treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

         "Escrow Agent" means the Escrow Agent, if any, named in the Escrow Agreement.

         "Escrow Agreement" means the escrow agreement by and among the Seller, the Buyer and the Escrow Agent, to be negotiated among such Persons after the date of this Agreement and prior to the Closing, if required pursuant to Section
2.6 or, after the Closing, if any dispute regarding the Final Environmental Remedial Cost has not been conclusively resolved as of the Closing.

         "Escrow Funds" means that amount, if any, that is determined in accordance with Section 2.6 hereof that will be placed in escrow and administered in accordance with the Escrow Agreement.

         "Final Environmental Remedial Costs" means Environmental Remedial Costs that are (i) not objected to by Seller, (ii) revised and agreed upon by Buyer and Seller or (iii) as determined by Peter J. Gerbasi, P.E. of Roux Associates Inc., pursuant to the terms set forth in Section 2.6 of this Agreement.



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         "Final Escrow Amount" is defined in Section 2.6(b).

         "GAAP" means generally accepted US accounting principles consistently applied.

         "GAAS" means generally accepted US auditing standards.

         "Governmental Authority" means any court, tribunal, arbitrator, authority, agency, regulatory body, commission or other instrumentality of the US or Canada, or any US or Canadian state, province, county, city or other political subdivision.

         "Governmental Permits" means all governmental permits, licenses, registrations, certificates of occupancy, approvals and other governmental authorizations.

         "Hazardous Material" means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are now defined as or included in the definition of "hazardous substances," "hazardous materials," "hazardous wastes," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "regulated substances," "solid wastes," or "contaminants" or words of similar import, under any Environmental Law.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Indemnified Parties" is defined in Section 9.1(b).

         "Indemnifying Parties" is defined in Section 9.4(a).

         "Independent Accountant" is defined in Section 2.4(c).

         "Intellectual Property" means trademarks, service marks, trade names, Internet domain names, logos, designs, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; patents (including any registrations, continuations, continuations-in-part, renewals and applications for any of the foregoing); copyrights (including any registrations and applications for any of the foregoing); software (whether in source code or object code form and all documentation, including user manuals and training materials); databases; technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies; in each case, as used in or necessary for the conduct of the Business as conducted during the one-year period prior to the Closing Date or as used in or necessary for the conduct of the Business as presently conducted.



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         "Inventory" means any inventory of the Company, including raw materials, supplies, packaging supplies, work in process and finished goods, excluding those items historically expensed or booked as prepaid expense.

         "IP License Agreement" is defined in Section 3.16.

         "IRS" means the US Internal Revenue Service.

         "Law" means any statute, law, ordinance, regulation, order or rule of any Governmental Authority in effect as of or prior to the Closing Date, including those covering environmental, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

         "Liability" means any liability, indebtedness, obligation, expense, claim, loss, damage, guaranty of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

         "Litigation" means any lawsuit, action, arbitration, administrative, quasi-administrative or other legal proceeding, criminal prosecution or, to the Seller's knowledge, governmental investigation.

         "Material Adverse Effect" means a material adverse effect on the Company, Business, Assets or Liabilities or the results of operations or financial condition of the Company, taken as a whole.

         "Minor Contract" is defined in Section 3.14(a).

         "Napolean Property Lease" means the lease agreement dated March 30, 1998 for the premises located at the Southwest Quarter of Section 17, T-5-N, R-7-E, Harriston Township, Henry County, Ohio.

         "Net Fixed Assets" means, as of January 30, 2000 (or such other date mutually acceptable to the Parties if the Closing Date is not January 31, 2000), the sum of the Company's cost of fixed assets, as shown in the Company's accounting records for property, plant, equipment and machinery, capitalized interest, capitalized lease assets, net of accumulated depreciation and amortization, plus projects in process net of accumulated depreciation.

         "Net Working Capital" means, as of January 30, 2000 (or such other date mutually acceptable to the Parties if the Closing Date is not January 31, 2000), the sum of the Company's cash and cash equivalents, Accounts Receivable (net of reserves), Inventory (net of LIFO reserve), and prepaid expenses, less trade accounts payable, accrued liabilities, the current portion of worker's compensation liabilities, the current portion of capitalized lease obligations and general reserves.

         "Non-Competition Period" is defined in Section 6.5.



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         "Ordinary course" or "ordinary course of business" means the ordinary course of business for the Company that is consistent with its past practices.

         "Parties" means the Buyer, the Parent and the Seller, collectively, and "Party" means any of the Buyer, the Parent or the Seller individually.

         "Permitted Encumbrances" means (i) those exceptions to title to the assets of the Company listed in the title reports attached to and made part of the Disclosure Schedule other than those Encumbrances identified by Buyer on EXHIBIT A and those Encumbrances that the Buyer cannot reasonably assess in the absence of a current survey, and which, once plotted, would interfere with or impair Buyer's use of any of the properties for its current use or otherwise materially diminish the value of any such properties; (ii) any state of facts that a current survey of the Real Property would disclose except matters which would interfere with or impair Buyer's use of any of the properties for its current use or otherwise materially diminish the value of any such properties;
(iii) Encumbrances listed on the Disclosure Schedule; (iv) statutory liens for current Taxes, assessments or other governmental charges not yet due or payable or the validity of which is being contested in good faith by appropriate proceedings and is listed on the Disclosure Schedule; (v) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to Liabilities which are not yet due and payable; and (vi) zoning, entitlement, conservation restrictions and other land use and environmental regulations by governmental authorities except any such matters which would interfere with or impair Buyer's use of any of the properties for its intended purpose or otherwise materially diminish the value of any such properties.

         "Person" means any natural person, business trust, corporation, partnership, limited liability company, joint stock company, proprietorship, association, trust, joint venture, unincorporated association or any other legal entity of whatever nature.

         "Phase I Site Assessments" means the reports prepared by Environmental Resources Management for Seller for the purpose of identifying the presence of Environmental Conditions at or relating to the Real Property and performed in accordance with the American Society for Testing and Materials Standard Practice E1527-97 for Phase I Environmental Site Assessments.

         "Phase II Work" means any sampling, monitoring, analysis or other physical inspection of any environmental media on, at, beneath or near the Real Property.

         "Prime Rate" means the prime lending rate as announced from time to time in The Wall Street Journal.

         "Products" means those products produced by the Company set forth on Exhibit A.

         "Real Estate Leases" is defined in Section 3.7(a).

         "Real Property" is defined in Section 3.7(a).



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         "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Material into the Environment.

         "Required Consents" is defined in Section 3.3.

         "Seller" is defined above in the preamble.

         "Seller Plan" means (a) any pension plan, 401(k) plan, profit-sharing plan, health or welfare plan, and any other employee benefit plan (within the meaning of Section 3(3) of ERISA) that covers employees of the Company and is maintained or sponsored by the Seller or to which the Seller contributes or for which the Seller otherwise has any liability, either directly or as a result of an ERISA Affiliate and (b) any other benefit arrangement, obligation, or practice to provide benefits other than salary, as compensation for services rendered, to one or more present or former employees, directors or independent contractors, that covers employees of the Company and is maintained or sponsored by the Seller or to which the Seller contributes or for which the Seller otherwise has any liability, contingent or otherwise, either directly or as a result of an ERISA Affiliate, including, without limitation, employment agreements, severance policies or agreements, executive compensation arrangements, incentive arrangements, sick leave, vacation pay, salary continuation, consulting or other compensation arrangements, workers' compensation, bonus plans, stock option, stock grant or stock purchase plans, medical insurance, life insurance, tuition reimbursement programs or scholarship programs, any plans subject to section 125 of the Code, and any plans providing benefits or payments in the event of a change of ownership or control.

         "Seller's Accountant" is defined in Section 2.4(a).

         "Seller's knowledge" or "knowledge of the Seller" means the knowledge of any of the following individuals: Mark McCallum, Don Stewart, Michael Rushworth, Greg Sagan, Kathy McCarthy (solely with respect to Section 3.11 hereof), Linda Toepel (solely with respect to Section 3.16 hereof), Cary Metz, William Fasel, Norma Carter, Jack McDaniel, Liz Shuttleworth or Frank Pelone.

         "Seller's Environmental Remedial Costs" means the total cost of remediating any condition or circumstance existing as of or prior to the Closing Date, including the presence of Hazardous Materials, whether created by the Seller, the Company or a third party, at or relating to any Site (a) caused by or relating to a violation of any Environmental Law or (b) that may give rise to any civil or criminal Liability under any Environmental Law, as identified in the Phase I Site Assessments and/or by the Buyer as a result of the Phase II Work. Seller's Environmental Remedial Costs shall be quantified by a qualified environmental consultant selected at the sole discretion of the Seller and shall include a reasonably detailed description of the costs and work necessary to remedy any such condition or circumstances in accordance with the standards set forth in Section 9.3(c)(i) and (ii) of this Agreement.

         "Shares" mean all of the issued and outstanding shares of capital stock, no par value, of the Company.

         "Site" means any of the real properties (a) currently or previously owned, leased or operated by the Company, any predecessors of the Company or any entities previously owned by the Company (b) any of the real properties at which the Business is currently or previously has been conducted or (c) any premises at which any Hazardous Material has been deposited by the Company or at the behest of or on behalf of the Company, including all soil, subsoil, surface waters and groundwater thereat.

         "Supply Agreement" means the supply agreement by and between the Seller and Campbell Soup Company dated as of March 30, 1998.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Taxes" means any taxes, duties, charges, fees, levies or other assessments imposed by any taxing authority including income, gross receipts, value-added, excise, withholding, personal property, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, customs, duties, alternative, add-on minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment).

         "Termination Date" means February 27, 2000.

         "Transaction Documents" means this Agreement, the Escrow Agreement, if any, and the Transitional Services Agreement.

         "Transactions" means the purchase and sale of the Shares and the other transactions contemplated by the Transaction Documents.

         "Transfer Taxes" is defined in Section 6.6(l).

         "Transitional Services Agreement" means the transitional services agreement between the Seller and the Company attached as EXHIBIT "B."

         "US" means the United States of America.

         "Vlasic Farms Marks" is defined in Section 6.16.

20       The Purchase and Sale of the Shares.

         2.1 The Purchase and Sale of the Shares. At the Closing and subject to the terms and conditions of this Agreement, the Seller shall sell the Shares to the Buyer, and the Buyer shall buy the shares from the Seller, for an aggregate purchase price of $50 million (the "Purchase Price"), less the amount of any Deposit, which shall be payable in immediately available funds.

         2.2 Closing. A closing for the Transaction (the "Closing") will be held at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA 19103, at 9:00 a.m. (Philadelphia time) on January 31, 2000 (or at such other place and on such other date as Seller and the Buyer may agree in writing) provided all of the conditions set forth in Sections 7 and 8 have been satisfied or waived.

         2.3      Closing Deliveries. At the Closing,

                  (a) the Seller shall deliver to the Buyer certificates for the Shares, duly endorsed in blank or accompanied by appropriate stock powers, free and clear of any Encumbrances;

                  (b) the Buyer shall pay the Purchase Price, net of any Escrow Funds, to the Seller via wire transfer, pursuant to instructions delivered to Buyer at least two Business Days prior to the Closing for such purposes;

                  (c) the Buyer shall deposit any Escrow Funds with the Escrow Agent to be held by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement; and

                  (d) the Parties shall each deliver to each other fully executed counterparts of those Transaction Documents to which they are a party and such other certificates, legal opinions and cross receipts as are reasonably requested or required under Sections 7 and 8.

         2.4      Post-Closing Adjustment.

                  (a) As soon as practicable after the Closing Date, but in no event later than 75 days after the Closing Date, the Seller shall deliver to the Parent the Closing Statement and a calculation of the post-closing purchase price adjustment in accordance with Section 2.4(b), prepared on the same basis as the Balance Sheet, together with the audit reports of PricewaterhouseCoopers LLP (the "Seller's Accountants") whose audit will be conducted in accordance with GAAS. The Seller shall also give the Parent and its representatives, including KPMG LLP, access to all work papers and all other supporting accounting documents of the Company related to the preparation of the Closing Statement. In addition, the Parent and its representatives, including KPMG LLP, shall be entitled to ask questions, receive answers and request such other data and information from the Company, the Seller and the Seller's Accountant as shall be reasonable under the circumstances; provided, however, that notwithstanding the foregoing, all questions and requests to Seller's Accountant shall be made solely by KPMG LLP. The Seller shall also cause the Seller's Accountants to provide to KPMG LLP access to work papers prepared pursuant to the audit of the Closing Statement, provided, however, that such access shall be in accordance with GAAS and the policies of Seller's Accountants.

                  (b) If the sum of the pro-forma net assets shown on the Closing Statement and the Deferred Tax Benefit of the Company, as conclusively determined pursuant to this Section 2 .4 (collectively, the "Closing Value") is less than 44,500,000, the Seller shall pay to the Buyer, by wire transfer of immediately available funds, the amount by which the Closing Value is less than $44,500,000. If the Closing Value is greater than $47,500,000, the Buyer shall pay to the Seller, by wire transfer of immediately available funds, the amount by which the Closing Value is greater than $47,500,000. For purposes of this
Section 2.4 (i) "Deferred Tax Benefit" shall mean 37.9% of the total worker's compensation liabilities (current and non-current) of the Company included on the Closing Statement, and (ii) the LIFO reserve will be designated at $1,047,000 as of the date of the Closing Statement.

                  (c) The Parent may dispute any item set forth on the Closing Statement. Alternatively, the Parent may elect not to dispute the Closing Statement, in which case the Parent shall provide the Seller with notice (the "Concurrence Notice") that it agrees with the Closing Statement. If the Parent disagrees with any item set forth on the Closing Statement, it shall give the Seller notice (the "Dispute Notice") of any disagreement that it may have with such calculations within 45 days after the Parent is provided with the Closing Statement. The Dispute Notice shall specify in reasonable detail the nature of the disagreement. During the 15 days after the date on which the Dispute Notice is given, the Seller and the Parent shall attempt, in good faith, to resolve such dispute. If they fail to reach a written agreement regarding the dispute within such 15-day period (or such longer period to which they may agree in writing), the Parent and the Seller shall present the disputed items to a "big five" accounting firm that is mutually acceptable to the Parent and Seller (the "Independent Accountant") for resolution. If the Independent Accountant is engaged, then (i) the Seller and the Parent shall submit to the Independent Accountant in writing not later than 15 days after the Independent Accountant is engaged their respective positions with respect to the Closing Statement together with such supporting documentation as they deem necessary or as the Independent Accountant requests and (ii) the Seller and the Parent shall request the Independent Accountant to render its decision regarding the Closing Statement as promptly as practical, which decision shall be final and binding on, and nonappealable by, the Seller and the Parent, absent manifest error that can only be corrected by the Independent Accounting Firm. The costs and expenses of the Independent Accountant shall be shared equally by the Seller and the Parent.

         2.5 Deposit. The Buyer shall pay, via a wire transfer of immediately available funds, to the Seller a deposit against the Purchase Price in the amount of $500,000 (the "Deposit") within five Business Days after the latest to occur of the following events (i) the delivery to counsel to the Parent of all of the complete Phase I Site Assessments and (ii) the delivery to counsel to the Parent of complete and current ALTA/ACSM land title surveys for each of the Real Properties in accordance with Section 7.17.

         2.6      Escrow.

                  (a) Based on the results of the Phase II Work, Buyer shall notify Seller and Seller's counsel of any Environmental Remedial Costs (the "Environmental Notice"). Upon receipt of the Environmental Notice, Seller shall have up to seven calendar days (the "Seller Review Period") to provide Buyer with the Seller's Environmental Remedial Costs or to notify Buyer that it does not have any objections to the Environmental Remedial Costs. The failure of the Seller to provide the Seller's Environmental Remedial Costs or notification by Seller to Buyer of no objection to the Environmental Remedial Costs by the end of the Seller Review Period shall be deemed an agreement by the Seller to the Environmental Remedial Costs and an election by the Seller to have funds deposited under the Escrow Agreement in accordance with the terms set forth in
Section 2.6(b) of this Agreement. If Seller provides the Buyer with the Seller Environmental Remedial Costs in a timely manner, Buyer and Seller shall diligently work to agree upon Final Environmental Remedial Costs. If Buyer and Seller are unable to agree upon Final Environmental Remedial Costs within two calendar days of the date Seller delivers a statement of the Seller's Environmental Remedial Costs, the matter shall be submitted to Peter J. Gerbasi, P.E. of Roux Associates Inc. for review and a final determination of the Final Environmental Remedial Costs. Such determination shall be final and binding upon the Parties. Upon the final determination of the Final Environmental Remedial Costs, funds shall either be deposited or released from escrow in accordance with Section 2.6(b). The costs and expenses of such consultant shall be shared equally by the Seller and Parent.

                  (b) If the Final Environmental Remedial Costs have been determined prior to the Closing, the Buyer shall deposit at the Closing under the Escrow Agreement, on Seller's behalf, (i) 50% of the first $2,000,000 of the Final Environmental Remedial Costs and (ii) 100% of the Final Environmental Remedial Costs in excess of $2,000,000. The funds deposited under the Escrow Agreement pursuant to the formula in the preceding sentence are referred to as the Final Escrow Amount. If prior to the Closing, the Environmental Notice has been provided, the Seller Review Period has expired and the Final Environmental Remedial Costs have not been conclusively determined pursuant to Section 2.6(a) of this Agreement, the Buyer shall deposit at the Closing under the Escrow Agreement an amount equal to the sum of (i) 50% of the first $2,000,000 of the Seller's Environmental Remedial Costs, (ii) 100% of the Seller's Environmental Remedial Costs in excess of $2,000,000 and (iii) 50% of the difference between the Environmental Remedial Costs and the Seller's Environmental Remedial Costs. If the Phase II Work has not been completed, the Environmental Notice has not been provided or the Seller Review Period has not elapsed prior to the Closing Date, then the amount of any Final Environmental Remedial Costs shall be determined after the Closing in accordance with Section 2.6(a), and the Seller shall deposit under the Escrow Agreement within three business days after such conclusive determination an amount equal to the Final Escrow Amount. If an amount was previously deposited under the Escrow Agreement prior to the conclusive determination of the Final Environmental Remedial Costs pursuant to
Section 2.6(a), then within three business days after the Final Environmental Remedial Costs are determined (i) the Seller shall deposit the amount by which the Final Escrow Amount exceeds the amount previously deposited under the Escrow Agreement, or (ii) the Seller shall be entitled to a refund to the extent that the Final Escrow Amount is less than the amount previously deposited under the Escrow Agreement.

The Escrow Funds shall be withdrawn by the Buyer in accordance with the terms of the Escrow Agreement solely for the purpose of addressing the Environmental Conditions for which Seller has agreed herein to indemnify the Buyer Indemnified Parties. Any interest earned on the amounts deposited under the Escrow Agreement shall be paid to Seller as earned.

                  (c) The Escrow Agreement shall be terminated upon the earlier of the following events: (i) the payment to Buyer of all Escrow Funds, or (ii) the completion of all investigation, remediation, or corrective action for all Environmental Conditions for which Seller has agreed to indemnify Buyer Indemnified Parties under this Agreement and for which Escrow Funds are deposited pursuant to this Section 2.6, in which latter case, all remaining Escrow Funds shall be returned to Seller. Notwithstanding the preceding sentence, with respect to any portion of the Final Escrow Amount relating to Final Environmental Remedial Costs deposited under the Escrow Agreement which have not met the requirements of the definition of Environmental Condition on or before the fifth anniversary of the Closing Date, such amount shall be refunded to Seller and the Escrow Agreement shall terminate if such refund reduces the balance of the funds deposited under the Escrow Agreement (including interest on such amount) to zero. The Parties acknowledge that the Escrow Funds, if any, are meant to serve as a mechanism to fund the remediation of any Environmental Conditions, but do not limit the rights of the Buyer Indemnified Parties under
Section 9.


30       Representations and Warranties of the Seller.

         The Seller hereby represents and warrants to the Buyer as follows, as of the date hereof and also at and as of the Closing Date as though then made (except to the extent such representations and warranties speak as of an earlier date or as expressly set forth on the disclosure schedule of Seller attached hereto (the "Disclosure Schedule")):

         3.1      Corporate.

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio and is qualified to do business as a foreign corporation in the states of California, Pennsylvania, Ohio, Illinois, Indiana, Georgia, Connecticut, Maine, Michigan, Nevada and Texas, and in such other jurisdictions where it is required to be so qualified, except where the failure to be qualified would not have a Material Adverse Effect. The Company has delivered to the Buyer current and correct copies of the Company's Charter Documents and bylaws, both of which are in full force and effect. The Disclosure Schedule lists with respect to the Company its jurisdiction of incorporation, officers and directors and states in which it is qualified to do business as a foreign corporation.

                  (b) The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey and is qualified to do business as a foreign corporation in any jurisdiction where such corporation is required to be so qualified, except for such failures that would not have any Material Adverse Effect on the Company.

         3.2      Authorization.

                  (a) The Company has the requisite power and authority to lease and operate its Assets and to carry on the Business. The Company has the requisite power and authority to execute and deliver any of the respective Transaction Documents to which it is or will at the Closing become a party and to perform the Transactions to be performed by it. Such execution, delivery and performance have respectively been duly authorized by all necessary corporate action, including, when necessary, approval by the stockholders of the Company under Ohio law. Each Transaction Document executed and delivered by the Company has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, reorganization, fraudulent conveyance, moratorium, insolvency and other Laws now or hereafter in effect relating to or affecting creditors' rights and general equitable principles.

                  (b) The Seller has the requisite power and authority to execute and deliver any of the respective Transaction Documents to which it is or will at the Closing become a party and to perform the Transactions to be performed by it. Such execution, delivery and performance have respectively been duly authorized by all necessary action of the Seller under New Jersey law. Each Transaction Document executed and delivered by the Seller has been duly executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to bankruptcy, reorganization, fraudulent conveyance, moratorium, insolvency and other Laws now or hereafter in effect relating to or affecting creditors' rights and general equitable principles.

         3.3 Validity of Contemplated Transactions. Except for any filings, consents or approvals specified on the Disclosure Schedule (the "Required Consents") or except for any consents which solely relate to Seller's provision of services under the Transition Services Agreement, and for compliance with the HSR Act, neither the execution and delivery by the Company or the Seller of the Transaction Documents to which it is or will be a party, nor the performance of the Transactions performed or to be performed by the Company or the Seller will require any filing, consent, or approval or constitute a Default under (a) any Law or Court Order to which the Company is subject, (b) the Charter Documents or by-laws of the Company or (c) any Contract, Governmental Permit or other document to which the Company is a party or by which the Assets of the Company may be subject.

         3.4 Capitalization and Stock Ownership. The total authorized capital stock of the Company is 100 shares of common stock, no par value. The Shares are the only issued and outstanding Shares of capital stock of the Company, all of which are owned beneficially and of record by the Seller, free and clear of all Encumbrances except as set forth on the Disclosure Schedule. There are no existing options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any issued or unissued capital stock or other securities of the Company. The Company complied with all applicable Laws in connection with the issuance of the Shares, and none of the Shares were issued in violation of any Contract binding upon the Company. The outstanding Shares are all duly and validly authorized and issued, fully paid and non-assessable. Upon consummation of the Transactions, the Buyer will have received valid title to the Shares, free and clear of all Encumbrances.

         3.5 Financial Statements: The Disclosure Schedule contains correct and complete copies of unaudited financial statements for the Company consisting of an actual and pro-forma balance sheet of the Company as of August 1, 1999 and the related management statements of earnings before interest and income taxes for the period then ended (the "Annual Financial Statements"). The Disclosure Schedule contains correct and complete copies of the Company's unaudited balance sheet as of October 31, 1999 on an actual and pro-forma basis and the related management statements of earnings before interest and income taxes for the three-month period then ended (the "Interim Financial Statements," and together with the Annual Statements, the "Financial Statements"). The Financial Statements are consistent in all material respects with the books and records of the Company, and there have not been any material transactions, as defined by GAAP, that have not been recorded in the accounting records underlying such Financial Statements. The Financial Statements have been compiled from the consolidating financial statements of Seller, which were prepared in accordance with GAAP, and present fairly the financial position and the Assets and Liabilities of the Company as of the dates thereof, and the results of its operations for the periods then ended. The pro-forma balance sheet of the Company as of October 31, 1999 that is included in the Financial Statements is referred to herein as the "Balance Sheet," and the date thereof is referred to as the "Balance Sheet Date." The Balance Sheet is consistent in all material respects with the books and records of the Company, and there have not been any material transactions, as defined by GAAP, that have not been recorded in the accounting records underlying the Balance Sheet.

         3.6      Title to Assets and Related Matters.

                  (a) The Company has good and marketable title to, valid leasehold interests in or valid licenses to use, all of the Assets (other than Real Property), free from any Encumbrances except for (a) those specified in the Disclosure Schedule (b) Encumbrances to secure indebtedness reflected on the Financial Statements or (c) Permitted Encumbrances. The use of the Assets does not encroach on the property or rights of anyone else. Except as set forth on the Disclosure Schedule, all tangible personal property (other than Inventory) included in the Assets and currently used in the Business are suitable for the purposes for which they are used, in good working condition, reasonable wear and tear excepted.

                  (b) The liens set forth on the Disclosure Schedule which indicate SMF, Inc. as the debtor are not obligations of the Company and do not encumber any of the Assets.

         3.7      Real Property.

                  (a) To Seller's knowledge, except as set forth in the Disclosure Schedule, no portion of the Real Property lies within a flood hazard area, flood plain or wetland.

                  (b) The Disclosure Schedule accurately describes all real estate (whether owned or leased) used by the Company and the improvements (including buildings and other structures) located thereon (collectively, the "Real Property"), and lists any leases under which any such Real Property is possessed (the "Real Estate Leases"). There are no Contracts permitting the use by any third parties of any Real Property that are not terminable within 30 days and other than as set forth on the Disclosure Schedule, there are no parties in possession of, or making any use of any portion of the Real Property, other than Seller or the Company. All of the Real Property currently being used in the operation of the Business is usable in the ordinary course of business and is in good operating condition and repair reasonable wear and tear excepted. Except as set forth on the Disclosure Schedule, each Real Estate Lease is in full force and effect and has not been assigned, modified, supplemented or amended and neither the tenant nor, to the Seller's knowledge, the landlord under any such lease is in Default under any such lease, and no circumstances or state of facts presently exists that, with the giving of notice or passage of time, or both, would permit the tenant or, to Seller's knowledge, the landlord to terminate any such lease, except that the Napoleon Property Lease cannot be assigned to Buyer without the consent of the landlord thereunder.

                  (c) Except as set forth on the Disclosure Schedule, there is no condemnation or eminent domain proceeding pending with regard to any part of the Real Property, and to the best of the Seller's knowledge, no such proceedings are proposed.

                  (d) To the Seller's knowledge, there are no public improvements, in the nature of off-site improvements, or otherwise, which have been ordered to be made by Governmental Authorities or which have not heretofore been assessed.

                  (e) The current use of the Real Property is free from any restrictions which restrict or prevent the continued use of the Real Property in such manner.

                  (f) Except as set forth on the Disclosure Schedule, adequate utilities, including, useable public sanitary and storm sewers, public water facilities, electric facilities and, if any, gas facilities (collectively, the "Utilities"), are installed in, and are duly connected to, each parcel comprising the Real Property, and can be used without charge except the normal and usual metered utility charges and water and sewer charges. To the Seller's knowledge, all Utilities required for the operation of the Real Property either enter each parcel comprising the Real Property through adjoining public streets or, if they pass through adjoining public land, do so in accordance with valid public easements or private easements which will inure to the benefit of Buyer at no cost to the owner of the Real Property. All of said Utilities are installed and operating. All installation, connection and "tap-in" charges heretofore due and payable have been paid for in full.

                  (g) The Company holds good and marketable, fee simple title to the Real Property set forth on the Disclosure Schedule which is owned by it, free and clear of all Encumbrances, other than the Permitted Encumbrances, which title shall be insurable as such at customary rates by any reputable title insurance company selected by Buyer. The Company holds good and marketable, leasehold title to that portion of the Real Property which it leases, free and clear of all Encumbrances, other than the Permitted Encumbrances, which leasehold title shall be insurable as such at customary rates by any reputable title insurance company selected by

Buyer, provided Buyer shall accept an exception to coverage due to the absence of memorandum, short form or notice of lease having been recorded.

                  (h) Except as set forth on the Disclosure Schedule, no work has been performed by or for the account of the Company or the Seller or is in progress at, and no materials have been furnished to the Real Property which would, or may with the passage of time, give rise to construction, mechanic's, materialmen's, or other liens against the Real Property or any portion thereof, except that for which full and complete releases have been obtained.

                  (i) Any and all applicable charges, fees and assessments and any and all other sums due under declarations, cross-easements and like agreements to which the Real Property or any portion thereof may be subject, have been paid, and no special assessments thereunder are pending, and all consents and approvals required to be obtained under any such declarations, cross-easements and like agreements have been obtained pursuant to the requirements of such documentation.

                  (j) There are no outstanding agreements, options, rights of first refusal, conditional sales agreements or other agreements or arrangements, whether oral or written, regarding the purchase and sale of the Real Property or any portion thereof.

                  (k) To Seller's knowledge, all curb cut and street opening permits or licenses required for vehicular access to and from the Real Property to any adjoining public street have been obtained and paid for by the Company and shall be in full force and effect at the Closing.

                  (l) The Company is not a party to any development, tri-party or any other agreements with county, municipal or other Governmental Authorities respecting the ownership, development and operation of the Real Property and all portions thereof.

                  (m) The Company holds good and marketable, fee simple title to Evansville Farm A and B, Maiden Creek Road, Blandon, Berks County, Pennsylvania.

         3.8 Accounts Receivable. Except as set forth on the Disclosure Schedule, the Accounts Receivable are bona fide Accounts Receivable created in the ordinary course of business and are good and collectible at the aggregate recorded amounts thereof, net of the reserves for such items included on the Balance Sheet.

         3.9 Inventory. All Inventory of the Company is valued on the Company's books and records at the lower of cost (with cost being computed by the LIFO method) or market. Subject to reserves reflected on the Balance Sheet, all such inventory consisting of raw materials or packaging is usable in the ordinary course of business, and all such inventory consisting of finished goods is, of merchantable quality, meeting all contractual, United States Department of Agriculture, Food and Drug Administration and Nutrition Labeling and Education Act of 1990 requirements.

         3.10 Absence of Undisclosed Liabilities. The Company does not have any Liabilities other than (a) Liabilities described on the Disclosure Schedule,
(b) Liabilities reflected or reserved for on the Balance Sheet, except as heretofore paid or discharged, (c) Liabilities incurred in the ordinary course since the Balance Sheet Date and (d) Liabilities under any Contracts that are specifically disclosed in the Disclosure Schedule (or not required to be disclosed because of the term or amount involved).

         3.11     Taxes.  Except as set forth on the Disclosure Schedule:

                  (a) The Company has filed (or had filed on its behalf) all income and franchise Tax Returns and all other material Tax Returns that it was ever required to file. All such Tax Returns were correct and complete in all material respects. All Taxes shown to be due on such Tax Returns have been paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. To the Seller's knowledge, no written claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no liens for Taxes on any of the assets of the Company (except for liens for Taxes not yet due and payable).

                  (b) The Company has properly withheld and timely paid over to the proper taxing authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and has complied with all material information reporting and backup withholding requirements, including maintenance of required records with respect thereto in connection with any amounts paid to any employee, independent contractor, creditor, or third party.

                  (c) The Company has not received any written notice from or been informed by any representative of any taxing authority of any pending, proposed or threatened action, suit, investigation, audit, claim, assessment, or other administrative proceedings or court proceedings with respect to Taxes or Tax Returns of the Company relating to taxable periods for which the applicable statute of limitations has not expired. Schedule 3.11(c) lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after July 31, 1992, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer complete copies of all U.S. federal income Tax Returns (on a separate return basis), examination reports, and statements of deficiencies assessed against or agreed to by the Company since July 31, 1996.

                  (d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

                  (e) The Company has not filed a consent under Code Section 341(f) concerning collapsible corporations. The Company is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. Other than the CSC-TIA, the

Company is not a party to any Tax allocation, Tax sharing, Tax indemnification or similar agreement. The Company has not been notified in writing by any taxing authority that it is required to make any adjustments to income under Section 481 of the Code for any period ending after the Closing Date. The Company has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than any group of which Campbell Soup Company or the Seller is the common parent).

                  (f) The Company is not a party to any joint venture, partnership, or other arrangement treated as a partnership for US federal income tax purposes.

         3.12 Subsidiaries. The Company does not own, directly or indirectly, any equity interest in any corporation, partnership, limited liability company, trust, joint venture or other legal entity.

         3.13     Legal Proceedings and Compliance with Law.

                  (a) Except as set forth on the Disclosure Schedule or as expressly set forth in this Agreement, (i) there is no Litigation that is pending or, to the Seller's knowledge, threatened against or related to the Company, (ii) there has been no Default under any Laws applicable to the Company, including Environmental Laws, and the Company has not received any written notices from any Governmental Authority alleging any Defaults under any Laws and (iii) there is no Default with respect to any Court Order material to the operation of the Business. The Disclosure Schedule sets forth all Court Orders applicable to the Business.

                  (b) Except as set forth on the Disclosure Schedule or as expressly set forth in this Agreement, the Company has obtained, or has filed timely and sufficient applications to obtain, and is in compliance with, all Governmental Permits, including Environmental Permits, all of which are listed in the Disclosure Schedule that are required for the operation of the Business as currently operated. Except as set forth on the Disclosure Schedule, all of the Governmental Permits are currently valid and in full force and, to the Seller's knowledge, no revocation, cancellation or withdrawal thereof has been threatened.

         3.14     Contracts.

                  (a) Except as otherwise expressly set forth elsewhere in this Agreement, including, Section 3.15 (insurance contracts) and Section 3.16 (Intellectual Property contracts), the Disclosure Schedule lists all Contracts of the following types to which the Company is a party or by which it is bound, except for any Contract that may be terminated by the Company on not more than 30 days' notice without any Liability or any Contract under which the executory obligation of the Company involves an amount of less than $50,000 (such excepted Contracts are referred to collectively as "Minor Contracts"):

                           (i) Contracts with any present or former shareholder,
director, officer, employee, partner or consultant of the Company or Affiliate thereof;

                           (ii) Contracts for the future purchase of, or payment
for, supplies or products, or for the lease of any Asset from or the performance of services by a third party, that involve an amount in excess of $50,000 in any individual case, or any Contracts for the sale of products that involve an amount in excess of $150,000 with respect to any one supplier or other party;

                           (iii) Contracts to sell or supply products or to
perform services that involve an amount in excess of $50,000 in any individual case;

                           (iv) Contracts to lease to or to operate for any
other party any Asset that involve an amount in excess of $50,000 in any individual case;

                           (v) Any distributorship or sales agency agreement or
other similar agreements;

                           (vi) Any notes, debentures, bonds, conditional sale
agreements, equipment trust agreements, letter of credit agreements, reimbursement agreements, loan agreements or other Contracts for the borrowing or lending of money, agreements or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of any Person or other legal entity;

                           (vii) Contracts for any capital expenditure or
leasehold improvement in excess of $50,000;

                           (viii) Any Contracts under which any Encumbrances
(except for Permitted Encumbrances) exists with respect to any Assets;

                           (ix) Any Contracts relating to the use of any portion
of the Real Property by any third party; or

                           (x) Any other Contracts (other than Minor Contracts
and those described in any of (i) through (ix) above) not made in the ordinary course of business.

                  (b) The Company has delivered to the Buyer correct copies of all written Contracts (other than those that are Minor Contracts), together with all amendments thereto, and accurate descriptions of all material terms of all oral Contracts (other than those that are Minor Contracts), set forth or required to be set forth on the Disclosure Schedule, each of which Contracts is in full force and effect.

                  (c) The Company is not in Default under any Contract, which Default could result in a Liability on the part of the Company in excess of $50,000 in any individual case, and the aggregate Liabilities that could result from all such Defaults do not exceed $100,000. Neither the Seller nor the Company has received any communication from, or given any communication to, any other party indicating that the Company or such other party, as the case may be, is in Default under any Contract.

                  (d) As of the Closing, the Company will have no continuing obligations under, or any Liabilities relating to, the Benefits Sharing Agreement dated March 30, 1998, the Separation and Distribution Agreement dated March 26, 1998, or the Technology Sharing Agreement dated March 26, 1998, each among Seller, certain Affiliates of Seller and Campbell Soup Company.

         3.15     Insurance.

                  The Disclosure Schedule lists all policies or binders of insurance where the insured value of any such policy is greater than $25,000 held by or on behalf of the Company, specifying with respect to each policy the insurer, the amount of the coverage, the type of insurance, the risks insured, the expiration date, the policy number and any pending claims thereunder. All such policies are in full force and effect, there has been no failure to give any notice or present any material claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder and no coverage has been questioned, denied or disputed by the underwriters of such policies or binders. The Company has not received any written notice of nonrenewal or cancellation with respect to, or disallowance of any material claim under, any such policy or binder.

         3.16     Intellectual Property.

                  (a) The Disclosure Schedule sets forth, for the Intellectual Property owned or used by Company, a complete and accurate list of all U.S. and foreign (i) patents and patent applications; (ii) trademark registrations (including Internet domain registrations), trademark applications, and unregistered trademarks; (iii) copyright registrations, copyright applications, and unregistered copyrights. The Company is the owner of each application and registration listed on the Disclosure Schedule. All applications and registrations listed on the Disclosure Schedule are: (i) currently recorded in the appropriate intellectual property registry in the name of Vlasic Farms, Inc.; (ii) have been assigned to Vlasic Farms, Inc. and filed for recordation in the appropriate intellectual property registry; or (iii) will be assigned to Vlasic Farms, Inc. and filed for recordation in the appropriate intellectual property registry prior to Closing. All pending applications will remain valid and will be maintained in full force until assigned to the Company. Prior to the Closing, the Company shall provide full and complete records of all registrations and applications and written evidence of the assignments to the Company.

                  (b) The Disclosure Schedule sets forth all agreements material to the operations of the Business which grant or by which the Company has obtained any right to use or practice any rights under any Intellectual Property (excluding "click-wrap," or "shrink-wrap" agreements or agreements contained in "off-the-shelf" software or the terms of use or service for any website) to which the Company is a party as licensee or licensor thereunder (collectively, the "IP License Agreements").

                  (c) Except as set forth on the Disclosure Schedule, the Company does not use any patents, spawn technology or trademarks of Campbell Soup Company, nor does the

Company share with Campbell Soup Company in the use of any patents, spawn technology or trademarks.

                  (d) The mother-culture for the Company's spawn production is owned by the Company and is located on the Napoleon Property in Ohio. The Company owns three allowed United States patents concerning the biotechnical process for speed spawn used in connection with the Business, and has three pending Patent Cooperation Treaty applications covering the same subject matter.

                  (e) Except as set forth on the Disclosure Schedule:

                           (i) All patents, trademarks and copyrights used in or
necessary to the conduct of the Business owned by the Company, and to the Seller's knowledge, any patents, trademarks and copyrights used but not owned by the Company, have been duly maintained (including payment of filing, examination and maintenance fees), are valid and subsisting, in full force and effect and have not been canceled, expired or abandoned;

                           (ii) To the Seller's knowledge, the conduct of the
Business during the 12 months preceding the Closing Date does not infringe upon any intellectual property rights owned or controlled by any third party;

                           (iii) Except as set forth on the Disclosure Schedule,
there are no claims or suits pending or threatened: (a) alleging that the Company's activities or the conduct of the Business infringes upon, violates or constitutes the unauthorized use of the intellectual property rights of any third party or (b) challenging the ownership, use, validity or enforceability of any Intellectual Property or (c) challenging or questioning the validity or effectiveness of any IP License Agreement;

                           (iv) To the best of Seller's knowledge, no third
party is misappropriating, infringing, diluting or violating any Intellectual Property owned by Company and, except as set forth on the Disclosure Schedule, no such claims have been brought against any third party by Company since March 30, 1998.

         3.17     Year 2000 Compliance Matters.

                  As of the Closing Date, all material Date Data and Date-Sensitive Systems used by the Company in connection with its business as currently conducted, are Year 2000 Compliant, or are reasonably expected to be Year 2000 Compliant by December 31, 1999. "DATE DATA" means any data of any type that includes date information or which is otherwise derived from, dependent on or related to date information. "DATE-SENSITIVE SYSTEM" means any software, microcode or hardware system or component, including any electronic or electronically controlled system or component, that processes any Date Data. "YEAR 2000 COMPLIANT" means (i) with respect to Date Data, that such data is in proper format and accurate for all dates, including those before, on and after December 31, 1999, and (ii) with respect to Date-Sensitive Systems, that each such system accurately processes all Date Data, including for dates before, on and after December 31, 1999, without loss of any functionality or performance, including but not limited to calculating, comparing, sequencing, storing and displaying such Date Data (including all leap year considerations), when used as a stand-alone system or in combination with other software or hardware that is Year 2000 Compliant and properly interfaces with that Date-Sensitive System.

         3.18 Employee Relations. Except as set forth on the Disclosure Schedule, the Company (a) is not a party to, involved in or, to the Seller's knowledge, threatened by any labor dispute or unfair labor practice charge, (b) is not currently negotiating or made any binding commitments to negotiate any collective bargaining agreement or (c) is not a party to or bound by any collective bargaining agreement with any labor union or employee association. Except as set forth on the Disclosure Schedule, the Company has not experienced during the last three years any strike, lockout or other material work stoppage. Except as set forth on the Disclosure Schedule, no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent (a) holds bargaining rights with respect to the Company's employees by way of certification, interim certification, voluntary recognition, designation or successor rights or (b) has applied to be certified as the bargaining agent of the Company's employees.

         3.19 ERISA. For purposes of the following provisions of this Section 3.19, the term "Seller" includes any ERISA Affiliate.

                  (a) The Disclosure Schedule contains a complete and accurate list of all material Seller Plans. True, correct, and complete copies of all the following documents with respect to each material Seller Plan, to the extent applicable, have been delivered to the Buyer: (i) all documents constituting the Seller Plans, including amendments thereto; (ii) the most recently filed Forms 5500 or 5500C/R and any financial statements attached thereto; (iii) the IRS favorable determination letters for any Seller Plan from which any Company qualified plan may accept rollover contributions pursuant to Section 6.19; (iv) the most recent summary plan description and any amendments or modifications thereof, if available; and (v) all notices that were issued within the preceding three years by the IRS, Department of Labor, or any other governmental entity with respect to the Seller Plan.

                  (b) The plans marked on the Disclosure Schedule as "Qualified Plans" are the only Seller Plans that are intended to meet the requirements of section 401(a) of the Code (a "Qualified Plan"). Each of the Qualified Plans has been determined by the Internal Revenue Service to be qualified under section 401(a) of the Code and exempt from tax under section 501(a) of the Code, and none of such determinations has been revoked. To the knowledge of the Seller, nothing has occurred with respect to the design or operation of any Qualified Plan that would cause the loss of such qualification or exemption or the imposition of any material liability, lien, penalty, or tax under ERISA or the Code, and the Qualified Plans have been timely amended to comply with current law.

                  (c) None of the Seller Plans is a multiemployer plan (as defined in Section 3(37) of ERISA). Seller (i) does not contribute to, and has not, within the six years preceding the date hereof, contributed to a multiemployer plan and (ii) does not have any current other liability with respect to, a multiemployer plan.

                  (d) The Seller has no material liability with respect to any benefit plan or arrangement other than the Seller Plans. All Seller Plans are in material compliance with their terms and to the requirements of ERISA, the Code and all applicable Laws.

                  (e) With respect to each Seller Plan, there has occurred no non-exempt "prohibited transaction" (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or breach of any fiduciary duty described in
Section 404 of ERISA that would, if successful, result in any material liability for the Seller.

                  (f) The Seller has paid all amounts that the Seller is required to pay as contributions to the Seller Plans as of the last day of the most recent fiscal year of each of the Seller Plans.

                  (g) The Seller has not incurred any material liability for any excise, income or other taxes or penalties with respect to any Seller Plan. Except as set forth on the Disclosure Schedule, there are no pending or to the knowledge of the Seller, any threatened claims by or on behalf of any participant, beneficiary or other Person, alleging any breach of fiduciary duty on the part of the Seller or any of its officers, directors or employees under ERISA or any applicable Law, or claiming benefit payments other than those made in the ordinary operation of such plans. No Seller Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other governmental entity, and no matters are pending with respect to any Seller Plan under any IRS program.

                  (h) Except as set forth on the Disclosure Schedule, no Seller Plan contains any provision or is subject to any Law that would prohibit the transactions contemplated by this Agreement. The transactions contemplated by this Agreement will not (i) give rise to any vesting of benefits (other than under Seller's Qualified Plans), severance, termination or other payments or liabilities, or (ii) constitute a "change of control" as that term is defined in any Seller Plan. No payments or benefits under any Seller Plan or other agreement of the Seller will be considered "excess parachute payments" under
Section 280G of the Code. Except as set forth on the Disclosure Schedule, the Seller has not declared or paid any bonus compensation in contemplation of the transactions contemplated by this Agreement.

                  (i) All Seller Plans may be amended or terminated without penalty to Buyer or the Company at any time on or after the Closing.

                  (j With respect to any Seller Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA): (i) any Seller Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies with all applicable requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act, the applicable provisions of the Social Security Act, the Health Insurance Portability and Accountability Act of 1996, and other applicable Laws and (ii) except as set forth on the

Disclosure Schedule, no welfare plan provides health benefits after an employee's or former employee's retirement or other termination of employment except as required by Section 4980B of the Code.

                  (k) There have been no accumulated funding deficiencies (as defined in Section 412 of the Code or Section 302 of ERISA) with respect to any Seller Plan and no request for a waiver from the Internal Revenue Service has been made with respect to any minimum funding requirement under Section 412 of the Code.

                  (l) The Seller has not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") under Section 4001 et seq. of ERISA, other than any liability for premium payments, that would reasonably be expected to result in the Seller incurring liability under Title IV of ERISA, either directly or with respect to any ERISA Affiliate. All premiums payable to the PBGC have been paid when due.

                  (m) The term "Pension Plan" means all Seller Plans that are defined benefit pension plans or that are otherwise subject to Section 412 of the Code or Title IV of ERISA. There has not been in the twelve months preceding the date hereof, with regard to any Pension Plan, any reportable event, as defined in Section 4043 of ERISA, that is required to be reported to the PBGC by law or regulation.

         3.20 Corporate Records. Except as set forth on the Disclosure Schedule, the minute books of the Company contain complete, correct and current copies of its Charter Documents and by-laws and of all minutes of meetings, resolutions and other proceedings of its Board of Directors and shareholders. The stock record books of the Company are complete, correct and current.

         3.21 Absence of Certain Changes. Except as contemplated by this Agreement or as set forth on the Disclosure Schedule, since the Balance Sheet Date, the Business has been conducted in the ordinary course and there has not been:

              (a) any event, development or change that has had a Material Adverse Effect;

              (b) any distribution or payment declared or made in respect of capital stock by way of dividends, purchase or redemption of shares or otherwise;

              (c) any increase in the compensation payable or to become payable to any director, officer, employee or agent of the Company, except for increases made in the ordinary course of business, nor any other change in any employment or consulting arrangement with any Company employee, consultant or contractor;

              (d) any sale, assignment or transfer of Assets, or any additions to or transactions involving any Assets, other than those made in the ordinary course of business;

              (e) other than in the ordinary course of business, any waiver or release of any claim or right or cancellation of any debt held;

              (f) any payments to any stockholder of the Company or to any Affiliate of any such stockholder or of the Company, other than in the ordinary course of business, including intercompany payments or transfers and wages and reimbursements in accordance with past practices as specified in the Disclosure Schedule;

              (g) any change or amendment to its Charter Documents;

              (h) any sale, issuance or acquisition of equity securities or other securities or any grant of options, warrants, calls or commitments of any kind with respect thereto; or

              (i) any borrowings or incurrence of debt, or assumption of any additional Liabilities or Encumbrances (other than Permitted Encumbrances) except in the ordinary course of business.

         3.22 Previous Sales; Warranties. Except as set forth on the Disclosure Schedule, the Company has not granted any warranties, either express or implied, with respect to any Product or services rendered, and to the extent the Company has, the Company has not breached any express or implied warranties in connection with the sale or distribution of goods or the performance of services, except for breaches that, individually and in the aggregate, are not material and are consistent with past practice of the Business.

         3.23 Customers and Suppliers. The Company has used reasonable business efforts to maintain, and currently maintains, good working relationships with all of its material customers and suppliers. The Disclosure Schedule contains a list of the names of each of the twelve customers that, in the aggregate, for the year ending August 1, 1999 and the three months ended October 31, 1999, were the largest dollar volume customers of products or services, or both, sold by the Company. Except as specified on the Disclosure Schedule, since August 1, 1998 none of such customers has given the Company written notice terminating or canceling any Contract or relationship with the Company, and to the knowledge of the Company, none of such customers intends or has threatened to terminate or cancel any such Contract or relationship. The Disclosure Schedule also contains a list of the ten suppliers of the Company that, in the aggregate, for the year ending August 1, 1999 and the three months ended October 31, 1999, were the largest dollar volume suppliers of supplies used by the Company. Except as specified on the Disclosure Schedule, since August 1, 1998 none of such suppliers has given the Company written notice terminating or canceling any Contract or relationship with the Company, and to the knowledge of the Company, none of such suppliers intends or has threatened to terminate or cancel any such Contract or relationship.

         3.24 Finder's Fees. Excluding any fees payable by the Seller to Lehman Brothers, Inc., no Person retained by the Seller or the Company is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

              3.25 Additional Information. The Disclosure Schedule accurately lists the following:

                  (a) the names of all officers and directors of the Company;

                  (b) the names and addresses of every bank or other financial institution in which the Company maintains an account (whether checking, saving or otherwise), lock box or safe deposit box, and the account numbers and names of Persons having signing authority or other Company authorized access thereto;

                  (c) the names of all Persons authorized to borrow money or incur or guarantee indebtedness on behalf of, or otherwise obligate, the Company in excess of $50,000; and

                  (d) all names under which the Company has conducted any part of the Business or that it has otherwise used at any time since March 1998.

         3.26     Environmental Matters.

                  Except as listed in the Disclosure Schedule:

                  (a) The Company has obtained and holds all necessary Environmental Permits.

                  (b) The Company is in compliance with all terms, conditions and provisions of all applicable Environmental Permits.

                  (c) There are no pending or, to the Seller's knowledge, threatened Environmental Claims against the Company, and the Company is not aware of any facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against the Company.

                  (d) No Releases of Hazardous Materials have occurred at, from, in, to, on, or under any Site and no Hazardous Materials are present in, on, about or migrating to or from any Site that could give rise to an Environmental Claim against the Company.

                  (e) Neither the Company, any predecessor of the Company, nor any entity previously owned by the Company, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-Site location which could result in an Environmental Claim against the Company.

                  (f) To the Seller's knowledge, no Site is a current or proposed Environmental Clean-up Site.

                  (g) There are no Liens arising under or pursuant to any Environmental Law on any Site.

                  (h) There are no (i) underground storage tanks, active or abandoned, (ii) polychlorinated biphenyl containing equipment or (iii) asbestos containing material at any Site.

                  (i) To the Seller's knowledge, since September 30, 1997 there have been no material environmental investigations, studies, audits, tests, reviews or other analyses conducted by, on behalf of, or which are in the possession of the Seller or the Company with respect to any Site which have not been delivered or made available to Purchaser prior to execution of this Agreement.


4.       Representations and Warranties of the Buyer.

         The Buyer and the Parent jointly and severally represent and warrant to the Seller as follows, as of the date hereof and also at and as of the Closing Date as though then made (except to the extent such representations and warranties speak as of an earlier date):

         4.1 Corporate. Each of the Buyer and the Parent is a corporation duly organized, validly existing and in good standing under the laws under which it was incorporated. Each of the Buyer and the Parent has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets except where the failure to be so organized, existing and in good standing or to have such power or authority would not have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of Parent or Buyer, as applicable.

         4.2 Authorization. Each of the Buyer and the Parent has the requisite power and authority to execute and deliver the Transaction Documents to which it is or will at the Closing become a party and to perform the Transactions to be performed by it. Such execution, delivery and performance by Buyer and the Parent have been duly authorized by all necessary corporate action. The respective Transaction Documents to which the Buyer is a party constitute valid and binding obligations of Buyer, enforceable against the Buyer in accordance with their terms, subject to bankruptcy, reorganization, fraudulent conveyance, moratorium, insolvency and other Laws now or hereafter in effect relating to or affecting creditors' rights and general equitable principles. The respective Transaction Documents to which the Parent is a party constitute valid and binding obligations of Parent, enforceable against the Parent in accordance with their terms, subject to bankruptcy, reorganization, fraudulent conveyance, moratorium, insolvency and other Laws now or hereafter in effect relating to or affecting creditors' rights and general equitable principles.

         4.3 Validity of Contemplated Transactions. Except for compliance with the HSR Act, and any consents specified on Schedule 4.3, neither the execution and delivery by either the Buyer or the Parent of the Transaction Documents to which it is or will be a party, nor the performance of the Transactions to be performed by it, will require any filing, consent, renegotiation or approval under or constitute a Default under (a) any Law or Court Order to which the Buyer or the Parent is subject, (b) the Charter Documents or by-laws of the Buyer or the Parent or (c) any material Contract, Governmental Permit or other document to which the Buyer or the Parent is a party or by which its assets may be subject.

         4.4 Finder's Fees. No Person retained by the Buyer or the Parent is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

         4.5 Litigation. There is no Litigation before any Governmental Authority which is pending, or to the knowledge of the Buyer or the Parent, threatened against the Buyer or the Parent which challenges the validity of this Agreement or any action taken by the Buyer or the Parent in connection with the Transactions.

         4.6 Financing. The Buyer either has or will have sufficient funds available to pay the Purchase Price at the Closing, as evidenced by the letters outlining the terms and conditions of financing attached as Exhibit 4.6 hereto.

         4.7 Supply Agreement. The Buyer acknowledges that it has received and reviewed a copy of the Supply Agreement, and that it understands that the Supply Agreement expires on July 31, 2000 and that, pursuant to the terms of the Supply Agreement, there is no obligation of either party to the Supply Agreement to extend the term of the Supply Agreement, to renew the Supply Agreement beyond such date, or to renegotiate the Supply Agreement.


5.       Mutual Covenants.

         5.1 Fulfillment of Conditions. At and prior to the Closing, the Seller and the Buyer shall use commercially reasonable efforts to fulfill the conditions specified in Section 7 and Section 8, respectively. The foregoing obligation includes refraining from any actions that would cause a Party's respective representations and warranties to be inaccurate in any material respect as of the Closing, executing and delivering of the agreements and other documents referred to in Section 7 and Section 8, respectively, using commercially reasonable efforts to prepare all necessary documentation and, in the case of the Seller, causing the Company to comply with the terms of the Transaction Documents, and in the case of the Parent, causing the Buyer to comply with the terms of the Transaction Documents.

         5.2 Consents. Except with respect to the HSR Act, which is covered by Section 5.3, each of the Seller and the Buyer shall cooperate, and use commercially reasonable efforts, in as timely a manner as is reasonably practicable, to make all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties necessary to consummate the Transactions. Each of the Parties shall furnish to the other Parties such necessary information and reasonable assistance as such other Parties may reasonably request in connection with the foregoing and shall provide the other Parties with copies of all filings made by such Party with any governmental entity or any other information supplied by such Party to a governmental entity in connection with this Agreement.

         5.3      HSR Filing.

                  (a) The Seller and the Buyer shall each (i) take promptly all actions necessary to make the filings required of such Party or any of its Affiliates under the HSR Act, (ii) comply at the earliest practicable date with any request for additional information or documentary material received by such Party or any of its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and
(iii) cooperate with the other Parties in connection with any filing of the Seller under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Transactions commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general. Each Party shall bear its respective filing fees associated with the filings under the HSR Act and any other similar filings required in any other jurisdictions.

                  (b) In furtherance and not in limitation of the other covenants of the Parties contained herein, each Party shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Transactions under any Law relating to anti-trust. If any administrative, judicial or legislative action or proceeding is instituted (or threatened to be instituted) challenging the Transaction as violative of any Law relating to anti-trust, each Party shall cooperate and use commercially reasonable efforts to vigorously contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (any such decree, judgment, injunction or other order hereinafter referred to as an "Order") that is in effect and that restricts, prevents or prohibits consummation of the Transactions.

                  (c) Each Party shall promptly inform the other Parties of any material communication received by such Party from the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other governmental or regulatory authority regarding any of the Transactions. Each Party shall advise the other Parties promptly of any understandings, undertakings or agreements that such Party proposes to make or enter into with the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other governmental or regulatory authority in connection with the Transactions.

         5.4 Disclosure of Certain Matters. The Seller on the one hand, and the Buyer on the other hand, shall give the Buyer and the Seller, respectively, prompt notice of any event or development that occurs that (a) would cause, in such Party's reasonable judgment, any of the representations and warranties of such Party contained herein to be inaccurate or otherwise misleading or (b) gives any such Party a reasonable belief that any of the conditions set forth in Sections 7 or 8 will not be satisfied prior to the Termination Date.

         5.5 Public Announcements. No Party shall issue any press release or make any public statement with respect to this Agreement and the Transactions, except as the Parties shall mutually agree or as may be required by applicable law or stock exchange regulations.

         5.6 Expenses. Each Party shall pay all of its own expenses incurred in connection with the Transactions.

6. Covenants of the Parties.

         6.1 Restricted Actions. Between the date hereof and the Closing, the Company shall operate the Business in the ordinary course and shall not:

                  (a) amend its Certificate of Incorporation or Bylaws;

                  (b) merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any business of, any corporation, partnership or other business organization or business division thereof;

                  (c) split, combine or reclassify its outstanding capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or redeem or otherwise acquire any of its securities;

                  (d) transfer, sell, lease or dispose of any Assets outside the ordinary course of business;

                  (e) enter into any Contract or otherwise incur any Liability under which the Company's obligation in any such individual case is more than $10,000, unless such action is in the ordinary course of business;

                  (f) discharge, except as contemplated hereby, or satisfy any material Encumbrance or pay or satisfy any material Liability except pursuant to the terms thereof or compromise, settle or otherwise adjust any material claim or litigation;

                  (g) make any capital expenditure involving in any individual case more than $25,000;

                  (h) without the written consent of Buyer, create any additional Seller Plan nor modify or change any existing Seller Plan that would materially affect the benefits of the Company employees; or

                  (i) take or agree in writing or otherwise to take, any of the foregoing actions.

In addition, the Company shall not transfer or terminate, nor shall the Seller cause or allow the Company to transfer or terminate, any Company employee except that (i) any Company employee may be terminated for cause, and (ii) (x) the Seller, on or prior to the Closing Date, may transfer or terminate, in its sole discretion, those Company employees listed on Exhibit 6.1(a), and (y) the Seller, on or prior to the Closing Date, shall transfer or terminate those employees of the Company that the Buyer identifies, within 30 days after the date of this Agreement, from the employees set forth on Exhibit 6.1(b). Any employee transferred or terminated in accordance with the foregoing sentence, shall be the sole responsibility of Seller, including any Liabilities related to periods of past service with the Company.

         6.2 Access. The Seller shall give the Buyer the opportunity at all reasonable times to make such examination and investigation of the Company, the Real Property, and the Business as they may deem necessary or desirable for all reasonable purposes relating to this Agreement. To that end, the Seller shall cause the Company to open its books of accounts and records for examination by accountants, counsel and other representatives of the Buyer and the Parent and the Seller shall furnish to the Buyer and such representatives all other information with respect to the Company's affairs as the Buyer or the Parent may reasonably request and make the officers and senior management of the Company available at reasonable times for discussions regarding the Business and the Company. After the Closing Date, Buyer shall, at all reasonable times after reasonable request therefor, make available to Seller for inspection and copying at Seller's expense any records and documents relating to the Company and the Business that existed as of the Closing Date or pertain to matters prior to the Closing Date.

         6.3 Subsequent Financial Information. As soon as practicable and for the months prior to Closing, but except for the month in which the Closing takes place, the Seller shall prepare or cause to be prepared in accordance with GAAP, consistent with past practices, and deliver to the Buyer monthly financial information of the Company consisting of its regularly prepared "Hyperion" management reports and cost information in substantially the same form as
Exhibit 6.3.

         6.4      Acquisition Proposals.

                  (a) Without the prior written consent of the Buyer, neither the Seller nor the Company shall, and neither Person shall authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal or (ii) participate in any substantive discussions or negotiations regarding an Acquisition Proposal.

                  (b) As used in this Agreement, "Acquisition Proposal" means any bona fide proposal made by a third party to acquire (i) "beneficial ownership" (as such term is defined under Rule 13d of the Exchange Act) of a majority equity interest in the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company, including any single or multi-step transaction or series of related transactions that is structured in good faith to permit such third party to acquire beneficial ownership of a majority or greater equity interest in the Company or (ii) all or substantially all of the Business or Assets.

         6.5      Competition and Confidentiality.

                  (a) During the period beginning on the Closing Date and ending on the fifth anniversary thereof (the "Non-Competition Period"), the Seller shall not, within North America or Mexico, directly or indirectly, in any capacity, engage in or have a financial interest in, any business that shall be competitive with the Business, nor shall Seller assist any Person that is engaged in, any such business activities (other than as contemplated by the Transitional Services Agreement), including by making available to any such Person any information related to the Company. Notwithstanding the foregoing, the ownership of an interest in any Person that does not derive more than 10% of its revenue from, or hold more than 10% of its assets in, a business engaged in the sale of fresh mushroom products, shall not be a violation of this Section 6.5(a). A Person that derives more than 10% of its revenue from, or holds more than 10% of its assets in, a business engaged in the Business shall be considered a "Competitor." If Seller or any of its Affiliates acquires an ownership interest in a Competitor, the Seller shall be deemed not to have violated this Section 6.5(a) if within one year, (i) the Seller or its Affiliate divests its ownership interests in the Competitor or (ii) if the Person that is a Competitor divests assets as are necessary so that it would no longer meet the definition of Competitor. In addition, during the Non-Competition Period, the Seller shall not solicit any employee of the Company for the purposes of having any such employee terminate his or her employment with the Company. If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable law, including with respect to time or space, the court is hereby requested and authorized by the Parties to revise the foregoing restriction to include the maximum restrictions allowable under applicable law. The Seller acknowledges, however, that this Section 6.5 has been negotiated by the Parties and that the geographical and time limitations, as well as the limitation on activities, are reasonable in light of the circumstances pertaining to the Company and the Seller hereunder.

                  (b) The Seller acknowledges that, by reason of its ownership of and involvement with the Company, it has had access to certain confidential information, as defined in the Confidentiality Agreement dated September 24, 1999 between the Seller and the Parent ("Confidential Information") relating to the Business. The Seller acknowledges that such Confidential Information is a valuable asset and covenants that it will not disclose any such Confidential Information to any Person for any reason whatsoever, unless such information (a) is or becomes in the public domain through no wrongful act of Seller, (b) has been rightfully received from a third party without restriction and without breach of this Agreement or (c) is required by any Law to be disclosed.

                  (c) The terms of this Section 6.5 shall apply to each Affiliate of the Seller and any of their respective Affiliates to the same extent as if they were parties hereto, and the Seller shall take whatever actions are within its control to cause any such other Persons to adhere to the terms of this Section 6.5.

                  (d) In the event of any breach or threatened breach by any Person of any provision of Section 6.5, the Buyer shall be entitled to injunctive or other equitable relief, to restrain such party from using or disclosing any Confidential Information in whole or in part, or from engaging in conduct that would constitute a breach of the obligations under this Section
6.5. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of Damages.

         6.6      Tax Matters.

                  The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain Tax matters following the Closing Date:

                  (a) Tax Returns for Periods Ending on or Before the Closing Date. Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date. Subject to Section 9.2(a), the Seller shall remit (or cause to be remitted) any Taxes due in respect of any such Tax Returns, provided however, that the Buyer shall pay to the Seller the Excluded Taxes (as hereinafter defined) which are payable with any Tax Return to be filed by Seller upon the written request of the Seller, setting forth in detail the computation of the amount owed no later than ten days prior to the due date of the Tax Returns relating to such Taxes.

                  (b) Post-Closing Tax Returns. The Buyer shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company for taxable years or periods beginning after the Closing Date and the Buyer shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns.

                  (c) Tax Returns for Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin on or before the Closing Date and end after the Closing Date (the "Straddle Period"). Any Straddle Period Tax Return required to be filed by Buyer shall be submitted (with copies of any relevant schedules, work papers and other documentation then available) to the Seller for the Seller's approval not less than 30 days prior to the due date for the filing of such Tax Return, which approval shall not be unreasonably withheld. The Seller shall have the option of preparing jointly with the Buyer any Tax Return with respect to any, or all, of the items (or a portion thereof) for which it may be liable reflected on such Tax Return and if the Seller does not participate, any such items shall be reported in a manner consistent with the past practice of the Company (unless, in the opinion of nationally recognized tax counsel to the Buyer, complying with such past practice is not permitted under applicable Law). Upon the written request of the Buyer, setting forth in detail the computation of the amount owed, Seller shall pay to Buyer within 15 days after the date on which Taxes are paid for the Company with respect to such Straddle Periods an amount equal to the portion of such Taxes which relates to the portion of such Straddle Period ending on the Closing Date. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company. In determining the Seller's liability for Taxes pursuant to this Agreement, the Seller shall be credited with the amount of estimated Taxes paid by or on behalf of the Company prior to the Closing. To the extent that the Seller's liability for Taxes for a taxable year or period is less than the amount of estimated income Taxes previously paid by or on behalf of the Company with respect to all or a portion of such taxable year or period, the Buyer shall pay the Seller the difference no later than two days prior to the due date of the Tax Return relating to such Taxes.

                  (d) Amendments. The Seller may, in its sole and absolute discretion, amend any Tax Return of the Company filed or required to be filed for any taxable years or periods ending on or before the Closing Date, provided such amendment is in accordance with applicable Law and provided further, that if such amendment could reasonably be expected to materially increase the amount of Taxes imposed on the Company or its affiliates in a taxable period ending after the Closing Date, such amended Tax Return shall not be filed without the prior approval of the Buyer, which approval shall not be unreasonably withheld or delayed.

                  (e)       Contests.

                           (i) Each of the Buyer, on the one hand, and the
Seller, on the other hand (the "Recipient"), shall notify the other party in writing within 60 days of receipt by the Recipient of written notice of any pending or threatened audits, notice of deficiency, proposed adjustment, assessment, examination or other administrative or court proceeding, suit, dispute or other claim (a "Tax Claim") which could affect the liability for Taxes of such other party. If the Recipient fails to give such prompt notice to the other party it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Claim if and to the extent that such failure to give notice materially and adversely affects the other party's right to participate in the Tax Claim.

                           (ii) The Seller shall have the sole right to
represent the Company's interests in any Tax Claim relating to taxable periods ending on or before the Closing Date and to employ counsel of it choice at its expense. In the case of a Straddle Period, the Seller shall be entitled to participate at its expense in any Tax Claim relating in any part to Taxes attributable to the portion of such Straddle Period deemed to end on or before the Closing Date and, with the written consent of the Buyer, at the Seller's sole expense, may assume the control of such entire Tax Claim. None of the Buyer, any of its affiliates, or the Company or any subsidiary may settle or otherwise dispose of any Tax Claim for which the Seller may have a liability under this Agreement, or which may result in an increase in Seller's liability under this Agreement, without the prior written consent of the Seller, which consent may be withheld in the sole discretion of the Seller, and none of Seller or any of its affiliates may settle or dispose of any Tax Claim for which Buyer or the Company may have a liability under this Agreement, or which may result in an increase in Buyer's or the Company's tax liability for taxable periods ending after the Closing without the prior written consent of Buyer, which consent may be withheld in the sole discretion of Buyer.

                  (f)       Refunds.

                           (i) Any Tax refund (including any interest in respect
thereof) received by the Buyer, Parent, Company or any Company subsidiary, and any amounts credited against Tax to which the Buyer, Company or any Company subsidiary become entitled (including by way of any amended Tax Returns), that relate to any taxable period, or portion thereof, ending on or before the Closing Date shall be for the account of the Seller, and the Buyer shall pay over to the Seller any such refund or the amount of any such credit within 60 days after receipt or entitlement thereto. For purposes of this Section 6.6(f), where it is necessary to apportion a refund or credit between the Buyer and the Seller for a Straddle Period, such refund or credit shall be apportioned between the period deemed to end at the close of the Closing Date, and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books, except that refunds or credits of Taxes imposed on a periodic basis (e.g., real property Taxes) shall be allocated on a daily basis.

                           (ii) The Buyer shall cooperate, and shall cause the
Company and any Company subsidiary to cooperate, in obtaining any refund that the Seller reasonably believes should be available, including without limitation, through filing appropriate forms with the applicable taxing authorities.

                  (g) Resolution of All Tax-Related Disputes. In the event that the Seller and the Buyer cannot agree on the calculation of any amount relating to Taxes such dispute shall be resolved by a nationally recognized accounting firm mutually acceptable to each of the Seller and the Buyer, whose decision shall be final and binding upon all persons involved and whose expenses shall be shared equally by the Seller and Buyer.

                  (h) Post-Closing Actions Which Affect Seller's Liability for Taxes.

                           (i) None of the Buyer, the Parent or any affiliate of
the Buyer or Parent shall (or shall cause or permit the Company or any Company subsidiary to) amend, refile or otherwise modify any Tax Return relating in whole or in part to the Company with respect to (A) any taxable year or period ending on or before the Closing Date or (B) with respect to any Straddle Period if the amendment or modification of such Straddle Period Tax Return would have the effect of increasing Seller's liability for Taxes pursuant to the Agreement without the prior written consent of the Seller, which consent may be withheld in the sole discretion of the Seller; provided, however, that the written consent of the Seller may not be withheld if Buyer provides to Seller an opinion of nationally recognized tax counsel, to the effect that such amendment, refiling, or other modification is required by applicable Law.

                  (i) Adjustment to Purchase Price. For all Tax purposes, any payment by the Buyer or the Seller under this Agreement shall be treated as an adjustment to the Purchase Price.

                  (j) Cooperation on Tax Matters.

                           (i) Buyer, the Company, and Seller shall cooperate
fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Party shall (A) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority and (B) give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, upon such notice if the other party so requests, the Company or Seller, as the case may be, shall allow the other party to take possession of such books and records.

                           (ii) Buyer and Seller shall, upon request, use their
best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, with respect to the transactions contemplated hereby).

                           (iii) Buyer and Seller shall, upon request, provide
the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

Notwithstanding the foregoing or any other provision in this Agreement, none of the Buyer, Parent or the Company (or any affiliates of any of the foregoing) shall have the right to receive or obtain any information relating to Taxes of the Seller, any of its affiliates, or any of its predecessors, other than information relating solely to the Company.

                  (k) Tax Sharing Agreements. All Tax sharing, Tax indemnification, Tax allocation agreements or similar agreements to which the Company is a party shall be terminated with respect to the Company as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any Liability whatsoever thereunder.

                  (l) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such taxes and fees (including any penalties and interest with respect thereto) incurred in connection with this Agreement (the "Transfer Taxes") shall be paid by Buyer. Notwithstanding Section 6.6(a), (b) or
(c), the party primarily or customarily responsible under applicable local law shall prepare and file when due any Tax Returns required to be filed with respect to Transfer Taxes, and such party shall use reasonable efforts to provide such Tax Returns to the other party at least 10 days prior to the due date for such Tax Returns, and, if required by applicable law, such other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Buyer shall pay to Seller any Transfer Taxes that are payable with any Tax Return filed by Seller pursuant to this Section 6.6(l) no later than 5 days prior to the due date of such Tax Return.

                  (m) Seller and Buyer will join in making an election under
Section 338(h)(10) of the Code (and, if permissible, any corresponding elections available under state, local, or foreign law) (collectively the "Section 338(h)(10) Elections") with respect to the purchase and sale of stock of the Company hereunder. The Seller and Buyer shall report the transactions contemplated by this Agreement consistent with such Section 338(h)(10) Election and shall take no position contrary thereto.

                           (i) The Buyer hereby agrees that it shall not make
any election under Section 338, except for any such election deemed to be made in any jurisdiction by reason of the making of the Section 338(h)(10) Election.

                           (ii) The Seller and the Buyer agree to use
commercially reasonable efforts to agree to an allocation of the Modified Aggregate Deemed Sale Price (as defined under applicable Treasury Regulations) among the assets of the Company within 60 days after the Closing Date, and such allocation shall be reported by each party on IRS Form 8023 (and any comparable state, local or foreign filing); provided, however, that if the Seller and the Buyer shall not have agreed on such allocation by the sixtieth day following the Closing Date, such allocation shall be made in accordance with the appraisal of a recognized appraisal firm chosen and retained by mutual agreement of the Buyer and the Seller, the fees and expenses of which shall be paid one-half by the Seller and one-half by the Buyer. The Seller, the Buyer and the Company shall reflect such allocation in all applicable Tax Returns filed by any of them. Neither the Seller nor the Buyer shall take a position before any taxing authority or otherwise (including in any Tax Return) inconsistent with such allocation.

         6.7 Confidentiality. The Parties shall, and shall cause their Affiliates to, continue to abide by the terms of the Confidentiality Agreement after the date hereof, and shall, and shall cause their Affiliates to, abide by the terms of such agreement after the consummation or termination of this Agreement.

         6.8 Supply Agreement. On or after the Closing, the Seller shall use its reasonable commercial efforts to assist the Buyer and the Company to obtain an extension or renewal of the Supply Agreement. Notwithstanding the foregoing, the Seller shall not have any liability, including under Section 9 of this Agreement, to the Buyer, the Parent or the Company if Campbell Soup Company does not (i) agree to any amendment or modification of any terms of the Supply Agreement, (ii) renew or extend the term of the Supply Agreement beyond July 31, 2000 or (iii) enter into a new contract providing for the supply of mushrooms to Campbell Soup Company. In addition, the Parent and the Buyer shall not be entitled to assert that the prospective occurrence of any of the foregoing has resulted in or caused any breach of any representation or warranty of Seller or a Material Adverse Effect.

         6.9 Operation of the Buyer. The Parent shall take all necessary actions such that the Buyer has not taken any action, or engaged in any business activity, that would impair its ability to consummate the Transactions.

         6.10 Nonsolicitation by the Buyer. During the Non-Competition Period, the Buyer shall not solicit any employee of the Seller for the purposes of having any such employee terminate his or her employment with the Seller and shall not hire any employee of the Seller except those employees that are currently employed in connection with the Business.

         6.11 Collective Bargaining Agreements. Buyer shall cause the Company to honor all collective bargaining agreements that are set forth on the Disclosure Schedule.

         6.12 Certain Actions by Seller and Company. Notwithstanding anything to the contrary contained in this Agreement, the Seller and the Company may revoke all powers of attorney held by any Person with respect to the Company as of the Closing Date and may close any bank accounts and terminate any lock box or safe deposit box arrangements as of the Closing Date.

         6.13 Uncollected Accounts Receivable. In the event that as of the date six months from the Closing Date (the "Adjustment Date") Buyer shall not have been paid in full in respect of all Accounts Receivable of the Company outstanding as of the Closing Date (net of reserves for doubtful accounts and allowances for valid promotional discounts), Buyer shall so advise Seller in writing, and Seller shall promptly, but in any event within 10 Business Days following such notice from Buyer, acquire from Buyer all such unpaid Accounts Receivable for a sum, in immediately available funds, equal to the excess of (i) the amount of the Accounts Receivable outstanding as of the Closing Date (net of reserves for doubtful accounts and allowance for valid promotional discounts) over (ii) the amount of payments actually received by Buyer or its Affiliates in respect of such Accounts Receivable (the "Reimbursed Accounts Receivable"). In calculating the amount, if any, which Seller must pay to Buyer pursuant to this
Section 6.13, payments received by Buyer or its Affiliates in respect of Accounts Receivable of the Company shall be credited, unless otherwise designated, specified or noted by the customer, first to the oldest account receivable of a customer outstanding as of the Closing until all Accounts Receivable with respect to that customer outstanding as of the Closing are paid in full. At and after such time as Buyer assumes responsibility for the collection of Accounts Receivable of the Company outstanding as of the Closing Date, Buyer shall use its reasonable commercial efforts to collect such Accounts Receivable, including any Reimbursed Accounts Receivable. In addition, so long as Buyer has responsibility for the collection of accounts receivable of the Company outstanding as of the Closing Date pursuant to the Transition Services Agreement, Buyer shall use its reasonable commercial efforts to assist Seller in collecting any Reimbursed Accounts Receivable. If any Reimbursed Accounts Receivable are, after such reimbursement by Seller to Buyer, ultimately collected by Buyer or its Affiliates, Buyer shall promptly notify Seller in writing of such collection and will promptly, but in any event within 10 Business Days following such collection, transfer to Seller, in immediately available funds, such collected Reimbursed Accounts Receivable. In connection with such acquisition of Accounts Receivable by Seller, Buyer agrees to execute and cause its Affiliates to execute such assignments as are reasonably requested by Seller in order to effectively transfer to Seller or its designee(s) such Accounts Receivable. Buyer shall not disclose the provisions of this Section
6.13 to any person other than its employees, advisors and agents who need to know such information in order for Buyer to fulfill its obligations hereunder. The Buyer and the Seller shall each provide access to all information relating to accounts receivable collection and customer remittances applicable to all Accounts Receivable of the Company outstanding as of the Closing Date, and with respect to the Buyer, Accounts Receivable outstanding after the Closing Date.

         6.14 Collective Bargaining Negotiations. Neither the Parent nor the Company shall conduct any negotiations regarding a collective bargaining agreement with the Comite De Trabajadores de Campbell Fresh (Workers Committee of Campbell's Fresh).

         6.15 Transition Planning. To facilitate an orderly transition of the ownership of the Company, the Parent and the Seller shall work together to coordinate the transition of the operation the Business and shall select a joint transition planning team for this purpose, including any discussions regarding employment.

         6.16     Trademark License.

                  (a) Effective as of the Closing Date, any license agreement (including, but not limited to the Trademark License Agreement, effective as of March 30, 1998, between VF Brands, Inc. and Vlasic Farms, Inc.) pursuant to which Seller or any Affiliate of Seller has granted to the Company the right to use trademarks, trade names, service marks, domain names or logos that include the word "Vlasic" shall immediately terminate.

                  (b) Seller or its wholly owned subsidiary, VF Brands, Inc. hereby grants to Buyer, effective upon the Closing Date, a non-transferable, exclusive, royalty free worldwide right and license to use the trademarks, service marks, and trade names listed on Exhibit 6.16, together with all slogans, logotypes, designs and trade dress associated therewith (collectively, the "Vlasic Farms Marks") solely in connection with the Business and on and in connection with the goods and services of the Business, and which are embodied in any stationery, business cards, advertising and promotional materials, and inventory which is, in each case, in existence at Closing and is currently being used in the conduct of the Business ("Business Materials"), for transition purposes. Such license shall run for one year, unless earlier terminated in accordance with this Section 6.16. The Business Materials shall be used solely in the form and consistent with the manner in which such Business Materials have heretofore been used in the Business. No other use of Business Materials shall be made which incorporate, or utilize, the Vlasic Farms Marks without Seller's express written consent, which consent shall not be unreasonably withheld.

                  (c) All rights and goodwill arising from the use of the Vlasic Farms Marks and/or any similar names or marks (including logos) shall inure solely to Seller's benefit. Buyer agrees that neither Buyer, nor any of its Affiliates, shall use, directly or indirectly, the word "Vlasic," the Vlasic Farms Marks or any marks similar thereto, as part of Buyer's or any of its Affiliates' own trade names, or in any other way that suggests that there is any relation or affiliation between Seller and Buyer or any of its Affiliates other than that created by this Agreement, or as a trademark, service mark or trade name for any other business, product or service. Buyer shall have no interest in the Vlasic Farms Marks except as expressly provided in this Agreement and shall not claim any other rights therein. Nothing in this Agreement or in the performance thereof, or that might otherwise be implied by law, shall operate to grant Buyer any right, title, or interest in and to the Vlasic Farms Marks other than as specified in the limited license granted in this Agreement. All rights not expressly granted in this Agreement or herein are reserved to the Seller.

                  (d) Buyer's right to use the Vlasic Farms Marks shall cease upon the earlier of (i) the end of the one year period immediately after the Closing Date; or (ii) Buyer's failure to cure any material breach with respect to its use of the Vlasic Farms Marks within 30 days of receipt of written notice from Seller. Upon the termination of Buyer's right to use the Vlasic Farms Marks, Buyer shall immediately cease all use of the Vlasic Farms Marks and all materials bearing the Vlasic Farms Marks (such materials to be returned to Seller or destroyed).

                  (e) Buyer agrees to assign to Seller and does hereby assign to Seller all rights it may acquire, if any, by the operation of law or otherwise in the Vlasic Farms Marks, including all applications or registrations therefore, along with the goodwill associated therewith. Buyer shall, at Seller's expense, assist Seller in protecting and maintaining Seller's rights in the Vlasic Farms Marks in connection with Buyer's licensed use hereunder, including preparation and execution of documents necessary or appropriate to register the Vlasic Farms Marks or record this Agreement. As between the parties, the Seller shall have the sole right to, and in its sole discretion may, commence, prosecute, defend, and control any action, concerning the Vlasic Farms Marks.

                  (f) In relation to its use of the Vlasic Farms Marks, Buyer agrees to maintain the quality of all aspects of the Business (e.g., products and services, advertising) at a level that meets or exceeds those standards maintained by Seller immediately prior to the execution of this Agreement.

                  (g) Neither Buyer nor any of its Affiliates shall directly or indirectly, contest the validity of, or take any action, or fail to take any action inconsistent with, Seller's rights in the Vlasic Farms Marks (including attempting to register the Vlasic Farms Marks or a mark incorporating either the Vlasic Farms Marks or the word "Vlasic" or any mark similar thereto). Buyer's rights under the license granted herein are personal and may not be sublicensed, assigned or otherwise transferred, other than to its Affiliates.

         6.17 Corporate Name Change. As soon as reasonably practicable after the Closing, the Buyer shall change the corporate name of the Company to such other name that does not employ either the name Vlasic or Campbell.

         6.18 Completion of Environmental Due Diligence. Seller shall permit Buyer, Parent, and any Person acting on their behalf, to have reasonable access to Real Property during normal business hours, upon 24 hours advance notice (and continuing thereafter until such time that any Phase II Work is completed) and in such a manner as will not unreasonably interfere with operations at such facilities, to conduct, at Buyer's sole cost, Phase II Work subject to the conditions that (i) the Seller shall have the right to conduct, at Seller's sole discretion, split sampling in conjunction with any sampling the Buyer may perform, (ii) the Buyer shall promptly provide the Seller with the results of all such Phase II Work, including copies of reports and sampling results, and (iii) all Phase II Work shall be subject to the confidentiality provisions of Section 6.5 hereof, provided that, notwithstanding the foregoing, the Buyer is entitled to disclose the results of the Phase II Work after the Closing Date.

         6.19     Employee Benefit Matters. On and after Closing:

                  (a) Seller agrees that Company shall not be obligated to maintain any Seller Plan except for any benefit plan the Company may be required to maintain pursuant to a collective bargaining agreement. Effective as of the Closing Date, Buyer shall cause Company to establish any and all employee benefit plans that Company may be required to maintain pursuant to a collective bargaining agreement.

                  (b) Seller shall be responsible for complying with the applicable requirements of Section 4980B of the Code and Sections 601-608 of ERISA with respect to employees who terminated employment with the Company before, or in connection with, the Closing and shall indemnify and hold harmless Buyer from and against any Liability incurred by Buyer with respect to such employees' termination of employment with the Company.

                  (c) Seller, Parent and Buyer agree that Seller shall be solely responsible for any and all obligations and liabilities arising under or with respect to Seller Plans, whether arising before, on or after the Closing Date, that relate to periods of service or events occurring prior to the Closing Date. Seller, Parent and Buyer agree that Seller shall not be responsible for any and all obligations or liabilities arising after the Closing Date under or with respect to any employee benefit plans maintained, established or contributed to by the Company or any affiliate thereof after the Closing Date.

                  (d) Subject to the terms of Section 6.19(a), Seller, Parent and Buyer agree that, with respect to any Seller Plan that offers medical or life insurance benefits to retirees, Seller shall be solely responsible for any and all obligations and liabilities as of the Closing Date for those employees or former employees of the Company who have met the eligibility requirements sufficient to be entitled to commence receiving benefits under such plans as of the Closing Date, whether or not such eligible individuals have terminated employment with the Company as of the Closing Date.

                  (e) Seller shall permit each Company employee who participated in a Qualified Plan that is a defined contribution plan maintained by the Seller to receive a distribution of his or her accrued benefits as soon as administratively feasible after the Closing, to the extent permitted by applicable Law. Company shall cause any defined contribution Qualified Plan maintained by Company to accept as a rollover contribution any such distribution provided that such employee would be eligible to participate in the Company's applicable Qualified Plan.

         6.20 Litigation. All Litigation listed on Schedule 6.20 and all Litigation arising after the date hereof but prior to the Closing Date (other than workers' compensation claims, grievances under a collective bargaining agreement or with respect to a labor dispute, unemployment claims, and other than any Litigation arising out of, challenging the validity of, or seeking to enjoin the consummation of the transactions contemplated by this Agreement) shall be litigated, settled, compromised or otherwise handled by the Seller after the Closing, subject to the applicable provisions of Section 9.5(c), and the Seller shall be obligated for all Damages relating to such litigation, compromise or settlement of such Litigation. Buyer shall cause the Company to open its books of accounts and records for examination by accountants, counsel and other representatives of Seller in connection with any such Litigation, and shall furnish to Seller and such representatives all other information with respect to such Litigation as Seller or its representatives may reasonably request and make the officers and employees of the Company available at reasonable times for purposes related to any such Litigation. Notwithstanding the foregoing, the Seller shall not be entitled to any correspondence between the Buyer or the Parent or its respective counsel reflecting legal analysis protected by attorney-client privilege.

         6.21 UPC. On or before six months after the Closing Date, Buyer shall (a) apply to Uniform Commercial Code Council, Inc. and obtain a Uniform Product Code ("UPC") company code number assigned to Buyer and (b) not introduce into commerce in the ordinary course of business, or destroy, all remaining packaging or other materials on which either UPC company code 051000 or UPC company code 658276 is displayed.

         6.22 Real Property Liens. The Seller shall promptly discharge any Encumbrance that is filed before or after the Closing relating to work performed prior to Closing, by or for the account of Seller or the Real Property, whether or not such work has been disclosed on the Disclosure Schedule.

         6.23 Assignments. On or prior to the Closing Date, the Seller shall assign to the Company its rights under those Contracts with Company employees relating to or regarding confidentiality, assignment of invention, non-competition or other similar matters, which assignment may be in the form of a master assignment. Notwithstanding the foregoing, Seller shall not be liable to the Buyer Indemnified Parties for any Damages arising out of the nonenforceability of such assignment. Prior to or after the Closing Date, the Seller shall use its reasonable efforts to assign to the Company all of its rights under those Contracts (other than those addressed above in this Section 6.23) and Governmental Permits exclusively relating to the operation of the Business.

         6.24 Direction of the Company. The Parties acknowledge that the Company is not a party to this Agreement. Therefore, the Seller shall cause the Company to fully observe and perform each covenant and agreement that is applicable to the Company in this Agreement and expressly guaranties and shall be liable for such obligations and agreements if the Company fails to perform any of its obligations or agreements under this Agreement.

         6.25 Guaranty. Parent shall cause Buyer to perform its obligations and agreements under this Agreement and expressly guaranties and shall be liable for such obligations and agreements if the Buyer fails to perform any of its obligations or agreements under this Agreement.

7.       Conditions Precedent to the Buyer's Obligations.

         All obligations of the Buyer to be performed on the Closing Date shall be subject to the satisfaction (or waiver by the Buyer), prior thereto, of the following conditions:

         7.1 Representations True at Closing. The representations and warranties of the Seller contained in this Agreement, shall be true and correct in all material respects on the date hereof and (except to the extent such representations and warranties speak as of a different date) as of the Closing Date with the same force and effect as if made on the Closing Date.

         7.2 Performance of Covenants. The Seller shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by the Seller on or before the Closing Date.

         7.3 Certificates. The Buyer shall have received a certificate of an executive officer of the Seller to the effect set forth in Sections 7.1 and
7.2 with respect to the Seller.

         7.4 Litigation Affecting Closing. No court of competent jurisdiction shall have issued any Court Order, and there shall not be any Law, enjoining or prohibiting the consummation of the Transactions.

         7.5 Material Adverse Change. There has not been any event, development or change that has had, or could reasonably be expected to have, a Material Adverse Effect.

         7.6 Governmental Approvals. The waiting period applicable to the Transactions under the HSR Act shall have expired or been terminated.

         7.7 Consents. The Company shall have delivered to the Buyer the consents set forth on Exhibit 7.7.

         7.8 Legal Opinion. The Buyer shall have received a legal opinion of the general counsel of the Seller, in form and substance reasonable satisfactory to the Parent.

         7.9 Ancillary Documents. The Seller shall have tendered delivery of executed copies of the Transaction Documents.

         7.10 Company Documents. The Company shall have delivered to the Buyer certified copies of the Company's Charter Documents, and a certificate of status, compliance, good standing or like certificate with respect to the Company issued by the appropriate government official of the Company's jurisdiction of incorporation.

         7.11 Assignment of Supply Agreement. Campbell Soup Company has consented in writing to the assignment to the Buyer of the rights of Seller under the Supply Agreement or otherwise consented to the Buyer's performance of its obligations under the Supply Agreement, which consent shall be in form and substance reasonably acceptable to the Buyer.

         7.12 Release of Guarantees. The Company shall have been released from any and all Liabilities under all Contracts with Morgan Guaranty Trust Company, including those Contracts with Morgan Guaranty Trust Company listed in
Section 3.3 of the Disclosure Schedule.

         7.13 Release - CSC-TIA. The Company shall have been released from all obligations under the CSC-TIA.

         7.14 Resignations of Officers and Directors. All of the officers and directors of the Company shall have tendered their written resignations.

         7.15 Tax Opinion. The Parent shall have received a copy of a tax opinion from Dechert, Price & Rhodes LLP, tax counsel to the Seller, and Ernst and Young, LLP, substantially in the form of the opinion attached hereto as
Exhibit 7.15, and shall have received a copy of an acknowledgment from Campbell Soup Company substantially in the form of the acknowledgment attached hereto as
Exhibit 7.15(a).

         7.16 Seller Plans. As of the Closing Date, the Company shall have been removed as sponsor of, participating employer under and administrator of Seller Plans, and removed from any other fiduciary capacities with respect to Seller Plans.

         7.17 Surveys and Title. The Buyer, prior to January 19, 2000, shall have received from the Seller current ALTA/ACSM land title surveys for each of the Real Properties (exclusive of the leased Real Property), and each disclosing no easements, restrictions, boundary overlaps or encroachments, violations on the land, or any other matters, in each case, which may interfere with or impair the use of any such property for its current use, or otherwise materially diminish the value thereof. In addition, the surveys shall confirm total aggregate site acreage of not less than 80% of the total aggregate acreage set forth in Section 7.17 of the Disclosure Schedule, and each survey shall confirm total acreage for each site of not less than 75% of the total acreage for each such site set forth on Section 7.17 of the Disclosure Schedule. Buyer shall have received at Closing from any reputable title insurance company selected by Buyer, at such insurer's customary rates, with respect to each Real Property (other than the leased Real Property), an ALTA owner's title insurance policy in form reasonably satisfactory to Buyer and consistent with the terms of this Agreement, in allocable amounts reasonably designated by the Buyer, wherein such title company shall insure Company's fee simple title to that portion of the Real Property which is owned by the Company, in each case free and clear of all Encumbrances other than the Permitted Encumbrances, containing such endorsements or forms of affirmative coverage as Buyer shall reasonably require, including, affirmative insurance against strips, gaps and gores, boundary overlaps and encroachments, and against shortages in acreage (to the extent permitted by the applicable jurisdiction), and affirmatively insuring that in each instance the insured legal description for each Real Property (other than the leased Real Property) accurately describes in metes and bounds the same Real Property as is depicted on the new survey obtained for each such Real Property.

8.       Conditions Precedent to Obligations of the Seller.

         All obligations of the Seller to be performed on the Closing Date shall be subject to the satisfaction (or waiver by the Seller), prior thereto, of each of the following conditions:

         8.1 Representations True at Closing. The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects on the date hereof and (except to the extent such representations and warranties speak as of a different date) as of the Closing Date with the same force and effect as if made on the Closing Date.

         8.2 Performance of Covenants. The Buyer shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by the Buyer on or before the Closing Date.

         8.3 Certificates. The Seller shall have received a certificate of an executive officer of the Buyer to the effect set forth in Sections 8.1 and
8.2 with respect to the Buyer, and each such certificate shall be deemed a representation of the related parties.

         8.4 Litigation Affecting Closing. No court of competent jurisdiction shall have issued any Court Order, and there shall not be any Law, enjoining or prohibiting the consummation of the Transactions.

         8.5 Governmental Approvals. The waiting period applicable to the Transactions under the HSR Act shall have expired or been terminated.

         8.6 Legal Opinion. The Seller shall have received an opinion of Morgan, Lewis & Bockius LLP, counsel to the Buyer and the Parent, in form and substance reasonable satisfactory to the Seller.

         8.7 Ancillary Documents. The Buyer and the Parent shall have tendered delivery of executed copies of the Transaction Documents.


9.       Indemnification.

         9.1      General Indemnification.

                  (a) From and after the Closing Date, the Seller shall indemnify and hold harmless the Buyer and the Parent and their respective successors, assigns, officers, directors, employees, stockholders, agents, Affiliates and any Person who controls any of such Persons (each, a "Buyer Indemnified Party") from and against any Liabilities, demands, judgments or expenses whatsoever (including reasonable attorneys', consultants' and other professional fees and disbursements of every kind, nature and description incurred by such Buyer Indemnified Party in connection therewith and any consequential or punitive damages, or both, solely to the extent that they are payable to a third party) (collectively, "Damages") that such Buyer Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to any breach of any representation, warranty, covenant or agreement of the Seller or the Company contained in this Agreement. For the avoidance of doubt, it is agreed that any payments paid to a Buyer Indemnified Party pursuant to
Section 2.4 shall not be further reimbursed pursuant to this Section 9. The indemnification provided in this Section 9.1 for breaches of representation and warranties contained in Section 3.26 hereof (Environmental Matters) shall be subject to and limited by the conditions and terms in the definition of "Environmental Conditions" and Sections 2.6 and 9.3 hereof, regardless of whether a claim for Damages for such breach could also be made under any other indemnification provision of this Agreement.

                  (b) From and after the Closing Date, the Parent and the Buyer shall indemnify and hold harmless the Seller, its successors, assigns, officers, directors, employees, stockholders, agents, Affiliates and any Person who controls any of such Persons (each, a "Seller Indemnified Party", and together with the Buyer Indemnified Parties, the "Indemnified Parties") from and against any Damages that such Seller Indemnified Party may sustain, suffer or incur and that result from, arise out of, or relate to, any breach of any representation, warranty, covenant or agreement of the Buyer contained in this Agreement.

                  (c) The amount of any Damages shall be reduced by (A) any amount received by an Indemnified Party under any insurance coverage or from any other party alleged to be responsible therefor (net of any cost of recovery) and
(B) the amount of any tax benefit available to such Indemnified Party relating thereto; the Indemnified Party shall use reasonable efforts to collect any amounts available under such insurance coverage or from such other party alleged to have responsibility. If an Indemnified Party receives an amount under insurance coverage or from such other party with respect to Damages at any time subsequent to any indemnification provided by this Section 9, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such party in connection with providing such indemnification up to such amount received by the Indemnified Party. In addition, no Indemnified Party shall be entitled to any duplication of reimbursement or indemnification with respect to any Damages which constitute a breach of more than one representation, warranty, covenant or agreement contained herein.

         9.2      Tax Indemnification

                  (a) From and after the Closing Date, the Seller shall indemnify and hold harmless the Buyer Indemnified Parties from and against all Damages that such Buyer Indemnified Party may sustain, suffer or incur that result from, arise out of or relate to:

                           (i) any Liability for Taxes imposed on the Company
for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period deemed to end on and include the Closing Date (together, the "Pre-Closing Period");

                           (ii) any Liability for any Damages arising under or
related to the Tax Sharing and Indemnification Agreement among Campbell Soup Company, the Seller and the Company dated March 30, 1998 (the "CSC TIA"); and

                           (iii) any Liability for Taxes of any person
attributable to the Pre-Closing Period imposed on the Company (A) as a member of an "affiliated group" (within the meaning of Section 1504(a) of the Code) that arises under Treas. Reg. 1.1502-6 (or any similar provision of state, local, or foreign law, (B) as a transferee or successor, or (C) by contract or otherwise;

provided, however, that the Seller shall not be liable for and shall not indemnify the Buyer for (i) any Taxes resulting from transaction or actions taken by the Buyer or the Company on the Closing Date that are properly allocable to the portion for the Closing Date after the Closing, except for transactions or actions contemplated by this Agreement or undertaken in the ordinary course of business; (ii) any Taxes that result from an actual election under Section 338 of the Code (other than the Section 338(h)(10) Election or any Section 338(g) election deemed to be made in any jurisdiction by reason of the making of the Section 338(h)(10) Election), or any similar provisions of state law or the law of any other taxing jurisdiction with respect to the Company in connection with any of the transactions contemplated by this Agreement; or (iii) any Transfer Taxes for which the Buyer is liable pursuant to Section 6.6(l) (Taxes described in this proviso referred to hereinafter as "Excluded Taxes").

                  (b) The Buyer shall indemnify and hold harmless the Seller Indemnified Parties from and against all Damages that such Seller Indemnified Party may sustain, suffer or incur that results from, arises out of or relate to:

                           (i) Taxes imposed on the Company or any Company
subsidiary for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date; and

                           (ii) Excluded Taxes.

         9.3      Environmental Indemnification.

                  (a) From and after the Closing Date, the Seller shall indemnify and hold harmless the Buyer Indemnified Parties from and against all Damages that such Buyer Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to any Environmental Condition, subject to the conditions provided hereafter in this Section 9.3.

                  (b) Buyer is entitled at Buyer's sole discretion to conduct any investigation, remediation, or correction of Environmental Conditions for which Seller has agreed herein to indemnify Buyer Indemnified Parties. In the event that Buyer elects to conduct such investigation, remediation, or corrective action, Seller shall have the right (but not the duty) to attend all material proceedings and meetings (including, without limitation, telephonic conferences) among Buyer, any Governmental Authority, or third party claimant, relating to discussions or negotiations of remediation, investigation, or corrective action plans. Upon request, Buyer shall provide Seller with (i) any material correspondence, report, technical data or other material information generated by Buyer or its contractors relating to such Environmental Conditions or remediation, investigation, or corrective action relating thereto (except that Buyer is not required to provide attorney-client privileged information),
(ii) reasonable access to the Real Property which is the subject of such Environmental Conditions, and (iii) the right to take split samples relating to such remediation, investigation, or corrective action conducted or proposed by Buyer. Buyer shall promptly provide Seller with copies of all material documents received from any Governmental Authority or third party claimant and shall timely provide Seller with drafts of any material documents or letters which Buyer may send or submit to any Governmental Authority or third party claimant with respect to such discussions or negotiations of remediation, investigation, or corrective action plans. Seller shall have the right (but not the duty) to consent to any such documents or letters, which consent shall not be unreasonably withheld, and Seller shall use reasonably commercial efforts to respond on a timely basis.

                  (c) Any investigation, remediation or correction of Environmental Conditions for which Seller has agreed herein to indemnify Buyer Indemnified Parties and undertaken or proposed by Buyer (i) shall not exceed the least stringent requirements (reflective of the commercial use of the Real Property as of the Closing Date) of any applicable Environmental Law or any clean-up standards set forth, established, published, proposed or promulgated under, pursuant to or by an Environmental Law or Governmental Authority having jurisdiction over such investigation, remediation, or corrective action, or (ii) if the standard of subsection (i) cannot be achieved, then the most commercially reasonable method under the circumstances and based upon the understanding that the Real Property is and will continue to be used for industrial or commercial purposes. To the extent necessary to achieve the purposes set forth in the preceding sentence hereof, Buyer shall agree to a deed restriction or other institutional controls on the Real Property that is subject to such action consistent with the commercial activities being performed at such Real Property as of the Closing Date. Buyer agrees that it shall use reasonable commercial efforts to obtain agreement with the Governmental Authority requiring such investigation, remediation, or corrective action, or with the third party claimant who has obtained a Court Order with respect to Environmental Conditions for which Seller has agreed herein to indemnify Buyer Indemnified Parties, to allow Buyer to use the most commercially reasonable method or least stringent standard in connection with such investigation, remediation, or corrective action, whichever is applicable.

                  (d) Buyer shall not compromise or settle any Environmental Claim for which Seller has agreed herein to indemnify Buyer Indemnified Parties without Seller's consent which consent, shall not be unreasonably withheld.

                  (e) Buyer and Seller agree that the identification of any matter, condition, circumstance, or claim in any schedule to this Agreement, any Phase I Site Assessments, Phase II Work, or any information provided by Seller to Buyer pursuant to this Agreement shall not constitute an admission by Seller that such matter, condition, circumstance or claim constitutes an Environmental Condition for which Seller has agreed to indemnify Buyer Indemnified Parties in
Section 9.3(a) hereof, nor shall any cost estimate contained in any such information, be admissible in the resolution of any objection raised by Seller to any Environmental Notice pursuant to Section 2.6 hereof.

                  (f) The provisions of Section 9.1(c) of this Agreement shall apply to Damages for which Seller has agreed to indemnify Buyer Indemnified Parties in Section 9.3(a) hereof.

                  (g) With respect to any Environmental Claim, Buyer's right to indemnification set forth in this Agreement shall constitute a Buyer Indemnified Party's exclusive remedy for such claim, and the Buyer expressly waives and relinquishes, on behalf of itself, its successors and any assigns, any and all rights, claims, or remedies such person may have against any and all of the Seller Indemnified Parties under any Environmental Laws, as presently in force or hereafter enacted, promulgated, or amended (including, without limitation, under the Comprehensive Environmental Response Compensation and Liability Act, or any similar state or local law) or at common law.

         9.4      Procedure for Claims.

                  (a) Any Indemnified Party that seeks indemnification under any part of this Section 9 shall give notice (a "Claim Notice") to each Party responsible or alleged to be responsible for indemnification hereunder (an "Indemnifying Party") prior to any applicable Expiration Date specified below. Such notice shall explain in reasonable detail the nature of the claim and the parties known to be involved, and shall specify the amount thereof. If the Claim Notice is being sent under Section 9.3, the Indemnified Party shall also send a copy of the Claim Notice to the Escrow Agent. The Seller and the Parent shall seek to resolve any dispute identified in any Claim Notice by negotiating promptly with each other. These negotiations shall be conducted by the respective designated senior management representative of each such Person.

                  (b) If there shall be a dispute as to the amount or manner of indemnification under this Section 9, the Indemnified Party may pursue whatever legal remedies may be available for recovery of the Damages claimed from any applicable Indemnitor. If any Indemnitor fails to pay all or part of any indemnification obligation when due, then such Indemnitor shall also be obligated to pay to the applicable Indemnified Party interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to the Prime Rate plus 5%, and the Prime Rate in effect on the first business day of each calendar quarter shall apply to the amount of the unpaid obligation during such calendar quarter.

                  (c) Notwithstanding any other provision of this Section 9, except as provided below in this paragraph (c), (i) none of the Indemnified Parties shall be entitled to indemnification hereunder with respect to the breach of a representation or warranty by any Party until the aggregate of all Damages to such Indemnified Parties from all such breaches of representations or warranties exceeds $500,000 (the "Deductible Amount"), and then only to the extent of such excess amount and
(ii) neither the Seller, on the one hand, nor collectively the Buyer and the Parent, on the other hand, shall be liable under this Agreement for an aggregate amount in excess of $10,000,000 (the "Maximum Indemnification"). The foregoing limitations with respect to the Deductible Amount or Maximum Indemnification shall not apply, however, to (a) the indemnification obligations set forth in Sections 9.2 or 9.3 or (b) any breach of the Company's representations or warranties under Sections 3.4, 3.6(b), 3.11 or 3.26.

                  (d) Claims Period. Any claim for indemnification under this
Section 9 shall be made by giving a Claim Notice under Section 9.4 on or before the applicable "Expiration Date" specified below in this Section 9.4, or the claim shall be invalid. The following claims shall have the following respective "Expiration Dates": (a) the date that is the 18 month anniversary of the Closing Date for any claims for Damages under Section 9.1; (b) the fifth anniversary of the Closing Date for any claim for Damages under Section 9.3 and (c) the statute of limitations for any claim for Damages under Section 9.2. So long as an Indemnified Party gives a Claim Notice on or before the applicable Expiration Date, such Indemnified Party shall be entitled to pursue its rights to indemnification regardless of when the claim has been liquidated. An Indemnified Party shall not be entitled to make a claim for Damages if it had not given its initial Claim Notice on or before the applicable Expiration Date. Notwithstanding anything to the contrary in this Agreement and for purposes of clarity, any claim for indemnification under Section 9.3 as result of any Environmental Claim shall be declared to have been timely given if notice of the Environmental Claim has been delivered to the Seller within five years of the Closing Date.

         9.5      Third Party Claims.

                  (a) An Indemnified Party that desires to seek indemnification under any part of this Section 9 with respect to any actions, suits or other administrative or judicial proceedings (each, an "Action") that may be instituted by a third party shall give each applicable Indemnitor prompt notice of a third party's institution of such Action. The failure on the part of an Indemnified Party to give any such notice of an Action in a reasonably prompt manner shall not relieve the Indemnifying Party of any indemnification obligation hereunder unless, and only to the extent that, the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have 30 days from the receipt of the notice (the "Notice Period") to notify the Indemnified Party
(a) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party hereunder with respect to such Action and (b) whether or not it desires to defend the Indemnified Party against such Action.

                  (b) Except as hereinafter provided and except as provided in
Section 9.3, if the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Action, the Indemnifying Party shall, at its sole cost and expense (subject to Section 9.1(c) hereof), have the right to defend the Indemnified Party by appropriate proceedings with counsel reasonably satisfactory to the Indemnified Party, and have the sole power to direct and control such defense. If any Indemnified Party desires to participate in any such defense, it may do so at its sole cost and expense.

                  (c) The Indemnified Party shall not settle an Action for which it is indemnified by the Indemnifying Party without the written consent of the Indemnifying Party unless the Indemnifying Party elects in writing not to defend the Indemnified Party against such Action. The Indemnifying Party may, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld, settle or compromise any action or consent to the entry of any judgment which includes as a term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a duly executed written unconditional release of the Indemnified Party from all liability in respect of such action. Notwithstanding the foregoing, (i) if an Indemnified Party determines in good faith that there is a reasonable probability that an Action will materially adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend such Action and may, with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, settle or compromise such Action and (ii) the Indemnified Party shall have the sole right to defend, settle or compromise any Action with respect to which it has agreed in writing to waive its right to indemnification pursuant to this Agreement. In addition, during the period the Indemnifying Party is determining whether to elect to assume the defense of a matter covered by this Section 9.5, the Indemnified Party may take such reasonable actions as it deems necessary to preserve any and all rights with respect to the matter, without such actions being construed as a waiver of the Indemnified Party's rights to defend and indemnification pursuant to this Agreement. If the Indemnifying Party elects not to defend the Indemnified Party against the Action, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such Action, or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful (and the reasonable costs and expenses pertaining to such defense) shall be the liability of the Indemnifying Party hereunder, subject to Section 9.1(c) hereof.

         9.6 Effect of Investigation or Knowledge. Any claim by an Indemnified Party for indemnification shall not be adversely affected by any investigation by or opportunity to investigate afforded to the Buyer. Each Party shall be deemed to be relying on the representations and warranties of any other Party set forth herein regardless of any investigation or audit conducted before or after the Closing Date or the decision of any Party to consummate the Transactions contemplated hereby and complete the Closing.

         9.7 Conflicts. In the event of a conflict between any of the provisions of Sections 6.6(e) or 6.6(g) or Section 9.3 on the one hand, and Sections 9.4(a) or (b) or Section 9.5 on the other hand, Section 6.6(e), Section 6.6(g) or
Section 9.3, as the case may be, shall control.


10.      Termination.

         10.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing Date:

                  (a) by mutual written consent of the Seller and the Buyer;

                  (b) by either the Seller or the Buyer, if the Closing has not occurred by the Termination Date; provided, however, that the right to terminate this Agreement under this paragraph (b) of Section 10.1 shall not be available to any Party that has breached any of its covenants, representations or warranties in this Agreement;

                  (c) by either the Seller or the Buyer, if there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited or if any Court Order enjoining the Buyer or the Company from consummating the Transactions is entered and such Court Order shall become final and nonappealable;

                  (d) by the Buyer if the Seller shall have breached in any material respect any of its covenants hereunder or if the representations and warranties of the Seller contained in this Agreement shall not be true and correct in any material respect, except for such changes as are contemplated by this Agreement, and, in either event, if such breach is subject to cure, the Seller shall not have cured such breach within 15 business days of the Buyer's notice of an intent to terminate;

                  (e) by the Seller, if the Buyer shall have breached in any material respect any of its covenants hereunder or if the representations and warranties of the Buyer contained in this Agreement shall not be true and correct in any material respect, except for such changes as are contemplated by this Agreement, and, in either event, if such breach is subject to cure, the Buyer shall not have cured such breach within 15 business days of the Seller's notice of an intent to terminate; or

                  (f) by either the Parent or the Seller if the Environmental Remedial Costs exceed $10,000,000.

         10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, the covenants in Sections 5.5, 5.6 and 6.7 shall survive the termination hereof. If this Agreement is terminated pursuant to Sections 10.1(a), (b), (c), (d) or (f), then the Seller shall return the full amount of the Deposit to the Parent via a wire transfer of immediately available funds within three Business Days of any such termination. In addition, any Party may pursue any legal or equitable remedies that may be available if such termination is based on a breach of another Party.

11.      General.

         11.1 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New Jersey, without giving effect to any of the conflict of laws rules thereof. Each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of any New Jersey state court or any Federal court located in the State of New Jersey if any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement in any court other than any New Jersey state court or any Federal court sitting in the State of New Jersey.

         11.2 Further Assurances. The parties hereto agree to execute and deliver any and all papers and documents reasonably necessary to complete the transactions contemplated hereby.

         11.3 Binding Effect. This Agreement shall be binding upon the Parties hereto and their respective successors and assigns; provided, however, that this Agreement and all rights hereunder may not be assigned by any Party hereto without the written consent of the other Parties. Nothing contained in this Agreement, express or implied, is intended to confer upon any Person other than the Parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement. If after the Closing Date any Party or any of its successors or assigns (a) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers all or substantially all of its properties, assets or stock to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of any such Party (or their successors and assigns) shall assume the surviving obligations of such Party in this Agreement.

         11.4 Waivers. At any time prior to the Closing, the Parties may (i) extend the time for the performance of any of the obligations or other acts of the Parties, (ii) waive any inaccuracies in the representations or warranties or the other Parties contained herein, or (iii) waive compliance with any of the agreements or conditions contained herein.

         11.5 Waiver of Jury Trial. Each Party waives, to the fullest extend permitted by applicable Law (a) any right it may have to a trial by jury in respect of any action, suit, proceeding arising out of or relating to this Agreement and (b) except as expressly contemplated by Section 9.1(a), any right it may have to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits) or punitive damages.

         11.6 Exhibits. All of the Exhibits attached to this Agreement are hereby incorporated herein and made a part hereof.

         11.7 Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof. All prior negotiations, agreements and understandings are superseded hereby. This Agreement may not be amended or revised except by a writing signed by all parties hereto that makes express reference that such writing is an such an amendment as required by this Section 11.7.

         11.8 Notices. Any notice, authorization, request or demand required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, facsimile (provided that a conforming copy is sent by a nationally-recognized overnight delivery service or by reputable courier service) to, the respective addresses specified for the parties below.

                  TO THE BUYER:

                           Money's Mushrooms Ltd.
                           9770-199A Street
                           Langley, British Columbia
                           Canada V1M2X7
                           Attention:  Mr. Len Bykowski
                           FAX:  604-888-8602

                  With a copy to:

                           Alexander Holburn Beaudin & Lang
                           2700-700 West Georgia Street
                           Vancouver, BC V7Y 1B8
                           Attention: F. Stuart Lang, Esq.
                           FAX: 604-669-7642

                                                and

                           Morgan, Lewis & Bockius LLP
                           1701 Market Street
                           Philadelphia, PA  19103-2921
                           Attention:  Stephen M. Goodman, Esq.
                           FAX:  215-963-5299

                  TO THE SELLER:

                           Vlasic Foods International Inc.
                           Vlasic Plaza
                           Six Executive Campus
                           Cherry Hill, NJ  08002-4112
                           Attention:  General Counsel
                           FAX:  856-969-7411


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
                  With a copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           (until January 6, 2000)
                           919 3rd Avenue New York, NY 10022
                           (after January 6, 2000) Four Times Square
                           New York, NY 10036

                           Attention: Nancy Lieberman, Esq.
                           FAX:  212-735-2000

         11.9 Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) "including" has the inclusive meaning frequently identified with the phrase "but not limited to" or "without limitation", (d) references to "hereunder" or "herein" relate to this Agreement and (e) accounting terms used herein have the meanings set forth in GAAP. All dollar amounts expressed herein are in US dollars.

         11.10 Counterparts; Facsimile Signature. This Agreement may be executed in two or more counterparts and may be exchanged by facsimile, each of which shall be binding as of the date first written above. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart or the original signature page represented by facsimile.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                    VLASIC FOODS INTERNATIONAL INC.


                                    By: /s/ Robert F. Bernstock
                                        ----------------------------------------
                                        Robert F. Bernstock

                                        President and Chief Executive Officer


                                    MONEY'S FOODS (U.S.) LTD.


                                    By: /s/ Len Bykowski
                                        ----------------------------------------
                                        Len Bykowski

                                        President and Chief Executive Officer


                                    By: /s/ Yee Mah
                                        ----------------------------------------
                                        Yee Mah

                                        Senior Vice President


                                    MONEY'S MUSHROOMS LTD.


                                    By: /s/ Len Bykowski
                                        ----------------------------------------
                                        Len Bykowski

                                        President and Chief Executive Officer


                                    By: /s/ Yee Mah
                                        ----------------------------------------
                                        Yee Mah

                                        Senior Vice President

                                    EXHIBIT B




Mushroom Products (Vlasic Farms(TM) brand)

Button Whites
Medium Whites
Large Whites
Jumbo Whites
White Gourmet Caps
Sliced Whites
Portabella
Baby bellas
Sliced Portabella
Portabella Caps
Shiitake
Oyster
Classic Brown "Crimini"
Marinated Mushrooms
Restaurant Style Grillers
Portabella Sampler
Sautee Medley
Mushroom Mania

Spawn and Supplemental (Full House(R) and Speed Spawn(TM) brands)